Exhibit 99.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of

September 22, 2005,

among

SSA GLOBAL TECHNOLOGIES, INC.

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

CITICORP USA, INC.,
as Syndication Agent

J.P. MORGAN SECURITIES INC.,	CITIGROUP GLOBAL MARKETS INC.,
as Co-Lead Arranger	as Co-Lead Arranger
and Joint Bookrunner	and Joint Bookrunner

[CS&M #6701-529]

TABLE OF CONTENTS

ARTICLE I

Definitions

SECTION 1.01.	Defined Terms
SECTION 1.02.	Classification of Loans and Borrowings
SECTION 1.03.	Terms Generally
SECTION 1.04.	Accounting Terms; GAAP

ARTICLE II

The Credits

SECTION 2.01.	Commitments
SECTION 2.02.	Loans and Borrowings
SECTION 2.03.	Requests for Borrowings
SECTION 2.04.	Letters of Credit
SECTION 2.05.	Funding of Borrowings
SECTION 2.06.	Interest Elections
SECTION 2.07.	Termination and Reduction of Commitments
SECTION 2.08.	Repayment of Loans; Evidence of Debt
SECTION 2.09.	Amortization of Term Loans
SECTION 2.10.	Prepayment of Loans
SECTION 2.11.	Fees
SECTION 2.12.	Interest
SECTION 2.13.	Alternate Rate of Interest
SECTION 2.14.	Increased Costs
SECTION 2.15.	Break Funding Payments
SECTION 2.16.	Taxes
SECTION 2.17.	Payments Generally; Pro Rata Treatment; Sharing of Setoffs
SECTION 2.18.	Mitigation Obligations; Replacement of Lenders
SECTION 2.19.	Incremental Term Loans

ARTICLE III

Representations and Warranties

SECTION 3.01.	Financial Condition; No Material Adverse Change
SECTION 3.02.	Authorization; Enforceability
SECTION 3.03.	Organization; Powers
SECTION 3.04.	Governmental Approvals; No Conflicts
SECTION 3.05.	Litigation and Environmental Matters
SECTION 3.06.	Compliance with Laws and Agreements

SECTION 3.07.	ERISA; Margin Regulations
SECTION 3.08.	Taxes
SECTION 3.09.	Subsidiaries
SECTION 3.10.	Properties; Intellectual Property
SECTION 3.11.	No Burdensome Restrictions
SECTION 3.12.	Insurance
SECTION 3.13.	Investment and Holding Company Status
SECTION 3.14.	Labor Matters
SECTION 3.15.	Solvency
SECTION 3.16.	Disclosure; Accuracy of Information
SECTION 3.17.	Senior Indebtedness
SECTION 3.18.	Security Documents
SECTION 3.19.	Use of Proceeds

ARTICLE IV

Conditions

SECTION 4.01.	Effective Date
SECTION 4.02.	Each Credit Event

ARTICLE V

Affirmative Covenants

SECTION 5.01.	Financial Statements and Other Information
SECTION 5.02.	Notices of Material Events
SECTION 5.03.	Information Regarding Collateral
SECTION 5.04.	Existence; Conduct of Business
SECTION 5.05.	Payment of Obligations
SECTION 5.06.	Maintenance of Properties; Maintenance of Ratings
SECTION 5.07.	Insurance
SECTION 5.08.	Compliance with Laws
SECTION 5.09.	Books and Records; Inspection and Audit Rights
SECTION 5.10.	Use of Proceeds and Letters of Credit
SECTION 5.11.	Additional Subsidiaries; Significant Subsidiaries
SECTION 5.12.	Further Assurances
SECTION 5.13.	Post-Closing Letter

ARTICLE VI

Negative Covenants

SECTION 6.01.	Indebtedness; Certain Equity Securities
SECTION 6.02.	Liens
SECTION 6.03.	Fundamental Changes
SECTION 6.04.	Investments, Loans, Advances, Guarantees and Acquisitions

SCHEDULES:

Schedule 1.01A	—	Existing Specified Indebtedness
Schedule 2.01	—	Commitments
Schedule 3.05	—	Disclosed Matters
Schedule 3.09	—	Subsidiaries
Schedule 3.10	—	Real Property
Schedule 3.12	—	Insurance
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.10	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Opinion of Kirk Isaacson, Executive Vice President, General Counsel and the Company Secretary of the Borrower
Exhibit B-2	—	Form of Opinion of Schulte Roth & Zabel LLP
Exhibit C	—	Form of Guarantee and Collateral Agreement
Exhibit D-1	—	Form of Promissory Note (Term)
Exhibit D-2	—	Form of Promissory Note (Revolving)
Exhibit E	—	Form of Perfection Certificate
Exhibit F	—	Form of Lender Addendum

CREDIT AGREEMENT dated as of September 22, 2005, among SSA GLOBAL TECHNOLOGIES, INC., the LENDERS from time to time party hereto and JPMORGAN CHASE BANK, N.A., a national banking association, as administrative agent and collateral agent for such lenders.

The Borrower (such term and each other capitalized term used but not otherwise defined in this preamble having the meaning specified in Article I) has requested the Lenders to extend credit to the Borrower in the form of (a) Term Loans in an aggregate principal amount not in excess of $200,000,000 and (b) Revolving Loans in an aggregate principal amount at any time outstanding not in excess of $25,000,000 less the LC Exposure at such time.  The proceeds of the Term Loans will be used to refinance the Existing Specified Indebtedness, to fund Permitted Acquisitions and to pay fees and expenses in connection with each of the foregoing.  The proceeds of the Revolving Loans will be used for general corporate purposes of the Borrower and its subsidiaries, including Permitted Acquisitions and the financing of working capital requirements.  The Borrower also has requested the Issuing Bank to issue Letters of Credit, in an aggregate face amount at any time outstanding not to exceed the total Revolving Commitments, to support payment obligations incurred in the ordinary course of business by the Borrower and the Subsidiaries.

The Lenders are willing to extend such credit to the Borrower and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrower on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition Note” means Subordinated Debt (a) issued to the seller in a Permitted Acquisition in payment of all or a portion of the consideration payable therefor or (b) issued to one or more Persons other than the Borrower or a Subsidiary and as to which the Borrower shall have notified the Agent in writing at the time of or prior to such issuance that the Net Proceeds thereof are intended to be used to finance a Permitted Acquisition identified in such notice during the 180-day period following the issuance thereof.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means JPMorgan Chase Bank, N.A., in its capacities as Administrative Agent and/or Collateral Agent, and each of its Affiliates and successors acting in any such capacity.  The Administrative Agent may act on behalf of or in place of any Person included in the definition of “Agent”.

“Agreement” means this Credit Agreement, as modified, amended or restated from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the relative amounts of the Revolving Exposures of the Revolving Lenders.

“Applicable Rate” means, for any day with respect to any ABR Loan or Eurodollar Loan, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurodollar Spread”, as the case may be, based upon the Leverage Ratio as of the most recent determination date; provided that until the date on which the Borrower shall have delivered to the Agent the consolidated financial statements and certificate required to be delivered to it pursuant to Section 5.01(a) covering the fiscal year ending July 31, 2005, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 2:

Leverage Ratio:	ABR Spread	Eurodollar Spread
Category 1 greater than or equal to 2.50 to 1.00	1.250%	2.250%
Category 2 less than 2.50 to 1.00	1.000%	2.000%

For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing or (B) if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity that administers or manages a Lender or an Affiliate of such an entity.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means SSA Global Technologies, Inc., a Delaware corporation.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations or Synthetic Lease Obligations incurred by the Borrower and its consolidated Subsidiaries during such period, in each case determined on a consolidated basis in accordance with GAAP; provided that the term “Capital Expenditures” shall not include (i) any such expenditure made to restore, replace or rebuild damaged, destroyed or condemned property with insurance proceeds or proceeds of awards of compensation for the condemnation or taking of such property, (ii) the purchase price of equipment to the extent paid with a credit received upon the trade-in of existing equipment, to the extent not in excess of the amount of such credit, (iii) if any asset shall be sold to generate proceeds to be used to acquire a replacement asset identified at the time of such sale, the amount of the expenditure to acquire such replacement asset to the extent not in excess of the net proceeds of such sale or (iv) the purchase price paid for any Permitted Acquisition.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank and the Revolving Lenders, as collateral for the Obligations in respect of the LC Exposure, (a) cash or balances in deposit accounts with the Collateral Agent, or (b) standby letters of credit issued by Permitted Commercial Banks, on terms reasonably satisfactory to the Administrative Agent and the Issuing Bank and naming the Administrative Agent as beneficiary, in each case equal to 103% of the LC Exposure, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Bank.  Derivatives of such term have corresponding meanings.

“Change in Control” means (a) the failure by the Permitted Investors to own, directly or indirectly, Equity Interests in the Borrower representing at least 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower; (b) the acquisition of ownership, directly or indirectly, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof, but excluding any employee benefit plan of the Borrower or any Subsidiary and any trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Investors, of Equity Interests representing a greater percentage of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower than the percentage of such aggregate ordinary voting power owned, directly or indirectly, by the Permitted Investors; (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (i) nominated (including through a formal recommendation) by either the Permitted Investors or the board of directors of the Borrower or (ii) appointed or approved by directors so nominated; or (d)  the occurrence of any “change in control” or similar event, however denominated, resulting in an obligation on the part of the Borrower or any Subsidiary to repay, redeem or repurchase, or to offer to repay, redeem or repurchase, Material Indebtedness.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Term Commitment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any Security Document.

“Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Secured Parties under the Loan Documents.

“Collateral Agreement” means a Guarantee and Collateral Agreement among the Borrower, the Subsidiary Loan Parties and the Collateral Agent, substantially in the form of Exhibit C.

“Collateral and Guarantee Requirement” means the requirement that:

(a) the Agent shall have received from each Loan Party either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Effective Date, a supplement to the Collateral Agreement, substantially in the form specified therein, duly executed and delivered on behalf of such Loan Party;

(b) all outstanding Equity Interests of each Subsidiary or other Person owned by or on behalf of any Loan Party (other than Excluded Equity Interests)

shall have been pledged pursuant to the Collateral Agreement (and all outstanding Equity Interests (other than Excluded Equity Interests) of Baan Global B.V. and SSA Global Technologies Limited shall have been pledged pursuant to Foreign Pledge Agreements), and the Agent shall have received all certificates or other instruments representing all the foregoing Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) if after the Effective Date the gross book value of assets of a First-Tier Foreign Subsidiary and its Subsidiaries exceeds $100,000,000 on the last day of any fiscal quarter of the Borrower, the Borrower shall use its best reasonable efforts to deliver, not more than 90 days after the date set forth in Section 5.01 for the delivery of financial statements in respect of such fiscal quarter, a Foreign Pledge Agreement in respect of 65% of the issued and outstanding voting Equity Interests and 100% of the issued and outstanding non-voting Equity Interests (or, in each case, if less, the greatest percentage permissible under local law without violating any law, rule or regulation) of such First-Tier Foreign Subsidiary;

(d) each obligation constituting Indebtedness of the Borrower or any Subsidiary that is owing to any Loan Party and that is in a principal amount greater than $500,000 shall be evidenced by a promissory note; all Indebtedness owing to any Loan Party shall have been pledged pursuant to the Collateral Agreement and the Agent shall have received all promissory notes evidencing such Indebtedness, together with undated note powers or other instruments of transfer with respect thereto endorsed in blank;

(e) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement and the Foreign Pledge Agreements (including any supplements thereto) and to perfect such Liens to the extent required by, and with the priority required by, the Collateral Agreement and the Foreign Pledge Agreements, shall have been filed, registered or recorded or delivered to the Agent for filing, registration or recording;

(f) the Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Agent or the Required Lenders may reasonably request, and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property; and

(g) each Loan Party and each DFS Pledgor shall have obtained (or, in the case of third party consents and approvals, used all commercially reasonable efforts to obtain) all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents (or supplements thereto) to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in particular assets, the obtaining of guarantees from particular Persons or the obtaining of legal opinions, title insurance or other documents with respect thereto if and for so long as, in the judgment of the Collateral Agent, the cost of creating or perfecting such pledges or security interests or obtaining such legal opinions, title insurance or other documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom.  The Collateral Agent may grant extensions of time for the perfection of pledges or security interests in particular assets or the obtaining of legal opinions, title insurance or other documents with respect thereto where it determines that perfection cannot be accomplished or such opinions, title insurance or documents cannot be provided without undue effort or expense by the time or times at which the same would otherwise be required by this Agreement or the Security Documents.  Without limiting the foregoing, the Borrower shall not be required to complete the actions set forth in the Post-Closing Letter until the respective dates specified therein for the completion of such actions.

“Commitment” means a Revolving Commitment or Term Commitment, or any combination thereof (as the context requires).

“Consolidated EBITDA” means, for any period, (a) Consolidated Net Income for such period (excluding the income of any Person (other than the Borrower) in which any other Person (other than the Borrower or any Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of the Subsidiaries during such period) plus (b) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense, other deferred financing costs and other fees and charges associated with Indebtedness for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation, amortization, write-offs, write-downs (including write downs reflecting impairments of intangible assets), asset revaluations and other non-cash charges, losses and expenses for such period, (iv) out-of-pocket fees, costs and expenses incurred in connection with the Transactions and Permitted Acquisitions (including professional fees, Transition Costs and expenses, but excluding consideration paid for the Equity Interests or other assets acquired in any Permitted Acquisition), (v) all extraordinary, unusual, or non-recurring charges or losses for such period, and minus (c) without duplication, to the extent included in determining such Consolidated Net Income, all extraordinary, unusual or non-recurring gains or income for such period, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the total interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations), net of interest income, of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptances and financings to the extent allocable to such period in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary shall be excluded.

“Contractual Obligation” means, as to any Person, any obligation of such Person under any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Cure Proceeds” shall have the meaning assigned to such term in Section 7.02(a).

“Cure Right” shall have the meaning assigned to such term in Section 7.02(a).

“Default” means any event or condition that constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“DFS Pledgor” means a Disregarded Foreign Subsidiary that is required to pledge Equity Interests in a First-Tier Foreign Subsidiary pursuant to paragraph (b) or (c) of the definition of Collateral and Guarantee Requirement.

“Direct Competitor” means (a) JDA Software Group, Inc.; Manugistics Group, Inc.; Lawson Software, Inc.; Intentia International AB; Geac Computer Corporation Limited, QAD Inc.; Epicor Software Corporation, Industrial and Financial Systems, IFS AB (publ.); Oracle Corporation; SAP AG and any Affiliate of the foregoing and (b) any other nonfinancial company engaged in the software application field that may be specified from time to time by the Borrower and consented to by the Agent (which consent shall not be unreasonably withheld, delayed or conditioned).

“Disregarded Foreign Subsidiary” means a Foreign Subsidiary that is treated as disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3 for US Federal income tax purposes; provided, however, that a Foreign Subsidiary shall not be deemed to be a Disregarded Foreign Subsidiary (i) if all of its voting Equity Interests are owned, directly or indirectly, by (x) a Foreign Subsidiary that is not treated as a Disregarded Foreign Subsidiary or (y) one or more Foreign Subsidiaries each of which is not treated as a Disregarded Foreign Subsidiary, or (ii) if less than all of its voting Equity Interests are owned, directly or indirectly, by (x) a Foreign Subsidiary that is not treated as a Disregarded Foreign Subsidiary or (y) one or more Foreign Subsidiaries that are not treated as a Disregarded Foreign Subsidiary, to the extent that the Board of Directors of the Borrower has determined in good faith that such structure is in the best interests of the Borrower.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.05.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“dollars” or “$” refers to lawful money of the United States of America.

“Earmarked Equity Issuance” means, on any date, any issuance of Equity Interests (other than Permitted Cure Securities) of the Borrower as to which the Borrower shall have notified the Agent in writing at the time of or prior to such issuance that the Net Proceeds thereof are intended to be used for Capital Expenditures or Permitted Acquisitions identified in reasonable detail in such notice during the 180-day period following such Equity Issuance.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all applicable federal, state, and local laws, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders) issued by, and binding agreements with, any Governmental Authority in each case, relating to human health and safety (as such matters relate to the presence, Release of, or exposure to, Hazardous Materials) pollution or protection of the environment, preservation or reclamation of natural resources or the presence, Release of, or exposure to, Hazardous Materials.

“Environmental Liability” means any liability, claim, action, suit, agreement, judgment or order arising under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence or Release of any Hazardous

Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person of whatever nature, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability (or that could reasonably be expected to result in Withdrawal Liability) or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Equity Interests” means (i) all issued and outstanding voting Equity Interests of any First-Tier Foreign Subsidiary or, subject to clause (ii), any Disregarded Foreign Subsidiary, in each case in excess of 65% of such Equity Interests to the extent the pledge of any percentage greater than 65% could result in adverse tax consequences for the Borrower and the Borrower has so advised the Collateral Agent in writing, (ii) the issued and outstanding Equity Interests of SSA Caribbean and any other

Disregarded Foreign Subsidiary (other than Equity Interests owned by a Loan Party in a Disregarded Foreign Subsidiary to the extent that Equity Interests in other Foreign Subsidiaries directly or indirectly owned by such Disregarded Foreign Subsidiary have not been pledged pursuant to the Security Documents), (iii) any outstanding Equity Interests of any Foreign Subsidiary that is not a Disregarded Foreign Subsidiary or a First-Tier Foreign Subsidiary, (iv) any Equity Interests in any Person that is a joint venture (a “Joint Venture”) between any Loan Party and one or more Persons that are not Affiliates of such Loan Party to the extent that the organizational documents of such Person prohibit the pledge of such Equity Interests, (v) to the extent applicable law requires that a subsidiary of such Loan Party issue directors’ qualifying or similar shares, such qualifying or similar shares, or (vi) the issued and outstanding voting Equity Interests of Baan Global B.V. in excess of 49% of such voting Equity Interests, to the extent (and only to the extent) the pledge of such Equity Interests under the Foreign Pledge Agreement would require the consent of the Works Counsel and only so long as such consent shall not have been obtained or, if the consent of Works Counsel shall have been received, the issued and outstanding voting Equity Interests of Baan Global B.V. in excess of 65% to the extent such excess could result in adverse tax consequences for the Borrower and the Borrower has so advised the Collateral Agent in writing; provided that any of the foregoing exclusions based on the possibility of adverse tax consequences for the Borrower shall continue only for so long as the possibility of such adverse tax consequences shall continue.

“Excluded Subsidiary” means any Subsidiary that is not a Significant Subsidiary.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such recipient is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is imposed by the United States of America on amounts payable by the Borrower to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).

“Existing Specified Indebtedness” means Indebtedness of the Borrower existing on the Effective Date in an aggregate principal amount of not more than $152,000,000 under the Borrower’s existing senior and subordinated promissory notes issued to Affiliates of Cerberus Capital Management, L.P. and General Atlantic LLC, as set forth in Schedule 1.01A hereto.

“Facility” means any plant, structure, building, improvement, land or other real property (or any lease thereof) of the Borrower or any Subsidiary acquired pursuant to a Permitted Acquisition, and any personal property (and replacements, substitutions, attachments and accessions of or to such personal property) other than inventory acquired pursuant to such Permitted Acquisition and related to such Facility.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Covenants” means the covenants set forth in Sections 6.14, 6.15 and 6.16.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“First-Tier Foreign Subsidiary” means a Foreign Subsidiary (other than a Disregarded Foreign Subsidiary) the Equity Interests of which are directly owned by a Loan Party or a Disregarded Foreign Subsidiary.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Foreign Pledge Agreement” means a pledge agreement securing the Obligations that is governed by the law of a jurisdiction other than the United States and is reasonably satisfactory in form and substance to the Collateral Agent.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any applicable Environmental Law, including any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances, or mold.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedging Agreement.

“Incremental Facility Amendment” has the meaning set forth in Section 2.19.

“Incremental Facility Effective Date” has the meaning set forth in Section 2.19.

“Incremental Term Loan” has the meaning set forth in Section 2.19.

“Incremental Term Loan Amount” shall mean, at any time, the excess, if any, of (a) $100,000,000 over (b) the aggregate amount of all Incremental Term Loans advanced or committed for prior to such time pursuant to Section 2.19.

“Incremental Term Loan Lender” means a Lender that agrees to make Incremental Term Loans (or a Person that will become such a Lender) pursuant to Section 2.19.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable and accrued liabilities incurred in the ordinary course of business and not more than 120 days past due unless such account payable or accrued liability is being contested in good faith by appropriate proceedings), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  For purposes of this definition, (x) the amount of any Indebtedness represented by a Guarantee or letter of guaranty shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness and (y) the amount of any Indebtedness described in clause (e) above for which recourse is limited to such property shall be the lower of the amount of the obligation and the fair market value of the property securing such obligation.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated July 2005, as modified or supplemented prior to the Effective Date, relating to the Borrower and the Transactions.

“Intellectual Property” shall have the meaning assigned to such term in the Collateral Agreement.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.06.

“Interest Expense Coverage Ratio” means, on any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for the period of four consecutive fiscal quarters of the Borrower most recently ended on such date.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any

Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, with the consent of each Lender, nine or twelve months), as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Collateral Account” has the meaning assigned to such term in Section 2.04(j).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Shortfall Amount” means an amount equal to the excess of (a) the LC Exposure at such time over (b) the amount on deposit in the LC Collateral Account at such time.

“Lender Addendum” means, with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit F, to be executed and delivered by such Lender on or prior to the Effective Date as provided in Section 9.16.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption in accordance with Section 9.04 hereof, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” means, on any date of determination, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, any Incremental Facility Amendment and the Security Documents.

“Loan Parties” means the Borrower and the Subsidiary Loan Parties.  For the avoidance of doubt, SSA Caribbean is not a Loan Party.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board.

“Material Adverse Effect” means an event or circumstance that constitutes a material adverse effect on (a) the business, operations or financial condition of the

Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform any of their payment obligations under any Loan Document or (c) any material rights of or material benefits available to the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $10,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means any mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any owned real property and improvements thereto to secure the Obligations delivered after the Effective Date pursuant to Section 5.12.  Each Mortgage shall be reasonably satisfactory in form and substance to the Collateral Agent.

“Mortgaged Property” means each parcel of real property and the improvements thereto owned by a Loan Party (but excluding any leasehold interest).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, cash condemnation awards and similar cash payments, in the case of each of the foregoing sub-clauses (i), (ii) and (iii) only as and when received and net of (b) the sum of (i) all commissions and other reasonable transaction costs, fees and out-of-pocket expenses (including professional and consulting fees) actually paid by the Borrower and the Subsidiaries to Persons other than the Borrower and Subsidiaries in connection with such event (limited, in the case of commissions, costs, fees and expenses paid to Affiliates of the Borrower, to those on terms and conditions not less favorable than could be obtained on an arm’s-length basis from Persons other than Affiliates), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries, and the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower); provided that, to the extent and at the time any such amounts are released from any such reserve, the amount (if any) by which the reserved amount in respect of such event exceeds the actual liability payable shall be deemed to result in the receipt of Net Proceeds, (c) in the case of an issuance or incurrence of Indebtedness, cash proceeds net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith, or (d) in the case of an equity issuance, cash proceeds net of underwriting discounts and commissions and other reasonable costs, fees and expenses actually paid by the Borrower and the Subsidiaries to Persons other than the Borrower and Subsidiaries in connection with such event (limited, in the case of commissions, costs, fees and expenses paid to Affiliates of the Borrower, to those on terms and conditions not less favorable than could be obtained on an arm’s-length basis from Persons other than Affiliates).

“Non-Cash Pay Preferred Stock” means preferred Equity Interests of the Borrower that (a) are not required to be prepaid, redeemed, repurchased or defeased, in whole or part, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof, and which do not require any payment of cash dividends or distributions, in each case prior to the date that is six months after the Term Maturity Date and (b) are not exchangeable or convertible into Indebtedness of the Borrower or any Subsidiary or any preferred stock or other Equity Interest (other than common equity of the Borrower or other Non-Cash Pay Preferred Stock).

“Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Ordinary Licensing Transaction” means any licensing arrangement (a) entered into by the Borrower or any Subsidiary in the ordinary course of its business, (b) that either (i) grants a nonexclusive license of the assets subject thereto or (ii) is terminable by the Borrower or the applicable Subsidiary without the payment of any material penalty or other consideration within one year and (c) that does not interfere in any material respect with the ordinary conduct of the business of the Borrower and the Subsidiaries, taken as a whole.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” has the meaning set forth in Section 9.04.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit E or any other form approved by the Collateral Agent.

“Permitted Acquisition” means any non-hostile acquisition by the Borrower or any wholly owned Subsidiary of Equity Interests in, or all or a substantial portion of the assets of, a Person or division or line of business of a Person (including any such acquisition effected by a purchase, amalgamation, consolidation or a merger of a Person into the Borrower or a Subsidiary in which the Borrower or a wholly owned Subsidiary is the surviving Person) if, immediately after giving effect thereto, (a) no Default has occurred and is continuing or would result therefrom (including, for the avoidance of doubt, under Section 6.04(j)), (b) the principal business of such Person shall be a business in which the Borrower and its Subsidiaries could engage in under Section 6.03(b) immediately prior to such acquisition, (c) all actions required to be taken with respect to each acquired or newly formed Subsidiary under Section 5.11 shall have been taken, (d) the Borrower and the Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such acquisition (without giving effect to synergies other than (a) cost savings permitted to be included in pro forma financial statements prepared in accordance with Regulation S-X and (b) pro forma adjustments for operating cost savings (net of continuing associated expenses) identified in reasonable detail in a certificate of a Financial Officer of the Borrower stating that such cost savings are factually supportable and have been realized or are reasonably expected to be realized within 180 days (or, in the case of the disposition of any Facilities, 270 days) following such Permitted Acquisition), with the Financial Covenants recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such acquisition had occurred on the first day of each relevant period for testing such compliance, and (e) the Borrower shall have delivered to the Administrative Agent an officer’s certificate to the effect set forth in clauses (a), (b), (c) and (d) above, together with all relevant financial information for the Person or assets to be acquired and reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (d) above.  For the avoidance of doubt, the acquisition (including by means of merger) by the Borrower or any Subsidiary of all the outstanding common stock of Epiphany, Inc. in accordance with the Agreement and Plan of Merger dated as of August 3, 2005, among the Borrower, Epiphany, Inc. and certain named subsidiaries of the foregoing, shall be a Permitted Acquisition.

“Permitted Commercial Bank” means a commercial bank organized under the laws of the United States of America or any State thereof, which has a combined capital and surplus and undivided profits of not less than $500,000,000.

“Permitted Cure Securities” shall mean equity securities of the Borrower that are not subject to any redemption, repurchase, return of capital or similar requirement (whether on a fixed date, upon the happening of one or more events or at the option of any holder) prior to the date six months after the Term Maturity Date, and upon which all dividends (if any) required to be paid or made prior to the Term Maturity Date are payable solely in additional shares of such equity securities.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being or are reasonably expected to be contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being or are reasonably expected to be contested in compliance with Section 5.04;

(c) Liens and set-off rights of landlords and depositary banks;

(d) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, pension and other social security laws or regulations;

(e) pledges and deposits to secure the performance of bids, trade contracts, insurance contracts, leases (other than capital leases), statutory obligations, tender, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(f) judgment liens in respect of judgments or attachments that do not constitute an Event of Default under clause (k) of Section 7.01;

(g) (x)  easements, zoning restrictions, rights-of-way, restrictions on the use of real property and defects and irregularities in the title thereto, and similar encumbrances on real property imposed by law or arising in the ordinary course of business that are not substantial in amount and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary and (y) any interest or title of a lessor in property leased to the Borrower or any Subsidiary in the ordinary course of business or any Lien or other encumbrance on the interest or title of such lessor, in each case to the extent such lease is permitted hereunder;

(h) Liens arising from precautionary UCC financing statements (or the equivalent statements in any foreign jurisdiction) regarding operating leases not otherwise prohibited under any Loan Document and entered into by the Borrower or any Subsidiary in the ordinary course of business;

(i) any interest or title of a lessor, sublessor, licensor or other Person under any lease, sublease, license, occupancy or similar agreement (other than a capital lease) entered into in the ordinary course of business (including customary security deposits under operating leases);

(j) Liens in favor of customs or revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods; and

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods or software, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business.

“Permitted Investments” means:

(a)  direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing or allowing for liquidation at the original par value at the option of the holder within one year from the date of acquisition thereof;

(b)  investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)  investments in certificates of deposit, banker’s acceptances, time deposits or overnight bank deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Permitted Commercial Bank;

(d)  fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a Permitted Commercial Bank;

(e)  money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f)  in the case of any Foreign Subsidiary, (i) marketable direct obligations issued or unconditionally guaranteed by the sovereign nation in which such Subsidiary is organized and is conducting business or issued by any agency of such sovereign nation and backed by the full faith and credit of such sovereign nation, in each case maturing within one year from the date of acquisition, so long as the indebtedness of such sovereign nation is rated at least A by S&P or A2 by Moody’s or carries an equivalent rating from a comparable foreign rating agency or (ii) investments of the type and maturity described in clauses (a) through (e) above of foreign obligors, which investments or obligors (or the parent of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies or (iii) investments of the type and maturity described in clauses (a) through (e) above of foreign obligors (or the parents of such obligors), which investments or obligors (or the parent of such obligors) are not rated as provided in such clauses or in clause (ii) above but which are, in the reasonable judgment of the Borrower, comparable in investment quality to such investments and obligors (or the parents of such obligors).

“Permitted Investors” shall mean (a) Cerberus Capital Management, L.P., (b) General Atlantic LLC, and (c) the Affiliates and Related Parties of each of the foregoing.

“Permitted Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), Indebtedness the Net Proceeds of which are applied to refund, refinance, repurchase or retire such Original Indebtedness; provided that: (a) no Subsidiary that shall not have been and shall not have been required to be liable (whether as an obligor or under a Guarantee) for such Original Indebtedness shall be liable for such Permitted Refinancing Indebtedness; (b) such Permitted Refinancing Indebtedness shall not include restrictions on the payment of dividends or the making or repayment of loans or advances by Subsidiaries that are less favorable to the Loan Parties or the Lenders than the corresponding restrictions, if any, contained in the documentation governing such Original Indebtedness, (c) if such Original Indebtedness shall have been subordinated to the Obligations, such Permitted Refinancing Indebtedness shall also be subordinated to the Obligations on customary terms not less favorable to the Lenders; (d) such Permitted Refinancing Indebtedness shall not mature, and shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control or a similar event) prior to the earlier of the maturity of such Original Indebtedness and the date six months after the Term Maturity Date; (e) such Permitted Refinancing Indebtedness shall be in an aggregate principal amount that is equal to or less than the aggregate principal amount of such Original Indebtedness then outstanding (plus accrued interest thereon and any fees and expenses related to the issuance of such Permitted Refinancing Indebtedness); and (f) at the time the Permitted Refinancing Indebtedness is incurred, no Event of Default shall have occurred and be continuing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Post-Closing Letter” means the letter agreement entitled “SSA Global Technologies, Inc. Post-Closing Letter” dated as of the Effective Date between the Agent and the Borrower.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any Subsidiary, other than sales, transfers and dispositions described in clauses (a), (b), (c), (d), (e), (g), (i) and (j) of Section 6.05; or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary; or

(c) the issuance by the Borrower or any Subsidiary of any Equity Interests, or the receipt by the Borrower or any Subsidiary of any capital contribution, other than (i) any such issuance of Equity Interests to, or receipt of any such capital contribution from, the Borrower or a Subsidiary, (ii) any issuance of directors’ qualifying shares, (iii) issuances of Equity Interests of the Borrower to directors, managers, officers or employees of the Borrower or any Subsidiary under any employee stock option or stock purchase plan or employee benefit plan in existence from time to time, (iv) any issuance of Equity Interests of the Borrower in connection with any Permitted Acquisition to the extent that the proceeds of such issuance are used to fund the purchase price of such Permitted Acquisition, (v) any Earmarked Equity Issuance; provided that a Prepayment Event will be deemed to have occurred 180 days following such Earmarked Equity Issuance in respect of the Net Proceeds thereof not actually applied towards the Capital Expenditures or Permitted Acquisitions, as the case may be, identified by the Borrower in the applicable notice referred to in the definition of “Earmarked Equity Issuance”, and (vi) any issuance of Permitted Cure Securities in accordance with Section 7.02; or

(d) the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than (i) Indebtedness permitted under Section 6.01(a)(i) and (iii) through (xii), (ii) Subordinated Debt permitted under Section 6.01(a)(ii) (and any Permitted Refinancing Indebtedness in respect thereof) in an aggregate principal amount not exceeding $100,000,000, and (iii) any Acquisition Notes; provided that in the case of an Acquisition Note referred to in clause (b) of the definition of such term, a Prepayment Event will be deemed to have occurred 180 days following the issuance of such Acquisition Note in respect of any Net Proceeds thereof not actually applied towards the applicable Permitted Acquisition.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Priority Indebtedness” means, without duplication, (a) all Indebtedness of Subsidiaries that are not Loan Parties (other than Indebtedness owing to the Borrower or any Subsidiary), (b) all Indebtedness of the Borrower and the Subsidiaries secured by any Lien (other than Liens created under the Loan Documents) and (c) all Indebtedness of the Borrower and the Subsidiaries consisting of Capital Lease Obligations or Synthetic Lease Obligations.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, Controlling Persons and advisors of such Person and of each of such Person’s Affiliates.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Replacement Assets” means, with respect to any properties or assets subject to an existing Lien, any replacements, substitutions, attachments and accessions of or to such properties or assets subject to such Lien under the terms of the documentation creating such Lien at the time such properties or assets are acquired (or, with respect to the acquisition of a Person that owns such assets, the time such Person becomes a Subsidiary) and proceeds and products of the properties or assets subject to such Lien.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing in the aggregate more than 50% of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at such time.

“Requirement of Law” means, with respect to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation (including Environmental Laws and ERISA) or order, decree or other determination of an arbitrator or a court or other Governmental Authority applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any management fee, sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, termination or amendment of any Equity Interests in the Borrower or any Subsidiary or of any option, warrant or other similar right to acquire any such Equity Interests in the Borrower or any Subsidiary.

“Revolving Availability Period” means the period from the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The initial aggregate amount of the Revolving Commitments is $25,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Revolving Maturity Date” means September 22, 2010, or, if such day is not a Business Day, the next preceding Business Day.

“S&P” means Standard & Poor’s Ratings Services.

“Secured Parties” has the meaning assigned to such term in the Collateral Agreement or any other applicable Security Document.

“Security Documents” means the Collateral Agreement, the Foreign Pledge Agreements, the Mortgages, if any, and each other security agreement, stock power, note power or other instrument of transfer executed and delivered pursuant to Section 5.11 or 5.12 or pursuant to the Collateral Agreement to secure any of the Obligations.

“Significant Subsidiary” means (a) each Subsidiary the consolidated assets of which represent more than 5% of the consolidated assets of the Borrower and the Subsidiaries as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.01, (b) each Specified IP Subsidiary and (c) each other Subsidiary that is designated as or otherwise becomes a Significant Subsidiary pursuant to Section 5.11(b).

“Specified IP Subsidiary” means Baan Global B.V., SSA Global Technologies Limited and each First-Tier Foreign Subsidiary referred to in paragraph (c) of the definition of “Collateral and Guarantee Requirement”.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board or any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means any Indebtedness of the Borrower that (i) does not mature prior to the date that is six months after the Term Maturity Date, (ii) is not required to be repaid, prepaid, redeemed, amortized, repurchased or defeased, in whole or in part, prior to the date that is six months after the Term Maturity Date (other than (x) pursuant to an acceleration of the obligations thereunder by the lenders party thereto following an event of default and (y) pursuant to customary asset sale or change in control provisions requiring redemption or repurchase thereof, in each case only if and to the extent then permitted by this Agreement and the subordination provisions of such Indebtedness), (iii) is not secured by any assets of the Borrower or any Subsidiary, (iv) is not exchangeable or convertible into Indebtedness of the Borrower or any Subsidiary (except other Subordinated Debt) or any preferred stock other than Non-Cash Pay Preferred Stock, (v) does not have the benefit of covenants more restrictive in any material respect than those set forth in this Agreement and (vi) is, together with any Guarantee thereof by any Subsidiary in accordance with Section 6.04(f), subordinated to the Obligations pursuant to a written agreement reasonably satisfactory in form and substance to and approved in writing by the Administrative Agent.

“Subordinated Debt Documents” means all instruments, agreements and other documents evidencing or governing the Subordinated Debt or providing for any Guarantee or other right in respect thereof.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Borrower.

“Subsidiary Loan Party” means any Subsidiary that is not a Foreign Subsidiary.  For the avoidance of doubt, SSA Caribbean is not a Subsidiary Loan Party.

“Supporting Letters of Credit” means one or more standby letters of credit, in form and substance reasonably satisfactory to the Issuing Bank and the Administrative Agent, issued by a Permitted Commercial Bank reasonably satisfactory to the Issuing Bank and the Administrative Agent and in an aggregate stated amount equal to the LC Shortfall Amount.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” means, with respect to any Synthetic Lease at any time, an amount equal to the higher of (x) the aggregate termination value or purchase price or similar payments in the nature of principal payable thereunder and (y) the then aggregate outstanding principal amount of the notes or other instruments issued by, and the amount of the equity investment, if any, in the lessor under such Synthetic Lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Term Commitment is set forth in the Lender Addendum executed and delivered by such Lender or, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, as applicable.  The initial aggregate amount of the Term Commitments is $200,000,000.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means a Loan made pursuant to clause (a) of Section 2.01.

“Term Maturity Date” means September 22, 2011, or, if such day is not a Business Day, the next preceding Business Day.

“Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date of the types described in clauses (a), (b), (g) and (i) of the definition thereof, computed on a consolidated basis in accordance with GAAP.

“Transactions” means (a) the execution, delivery and performance by each Loan Party and each DFS Pledgor of the Loan Documents to which it is to be a party, the creation of the Liens and Guarantees created by the Security Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and (b) the termination of, and repayment of all outstanding obligations under, the Existing Specified Indebtedness.

“Transition Costs” means, with respect to any Permitted Acquisition, the actual transition costs and expenses incurred with respect thereto during the period of 180 days (or, in the case of the disposition of any Facilities, 270 days) following such Permitted Acquisition, determined on a consolidated basis in accordance with GAAP, and which the Borrower shall have notified the Agent in writing at the time of or prior to such Permitted Acquisition are expected to be incurred with respect to such Permitted Acquisition.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees (a) to make a Term Loan to the Borrower on the Effective Date in a principal amount equal to its Term Commitment and (b) to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.  Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02.  Loans and Borrowings.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)  Subject to Section 2.13, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)  At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000.  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurocurrency Borrowings outstanding.

(d)  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or Term Loan Maturity Date, as applicable.

SECTION 2.03.  Requests for Borrowings.  To request funding of a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the day of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) may be given not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form reasonably approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Borrowing, or a Term Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) subject to the proviso to the third sentence of Section 2.02(c), whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension or such shorter period as the Issuing Bank may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the total Revolving Exposures shall not exceed the total Revolving Commitments.

(c)  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after the most recent such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that at the request of the Borrower any Letter of Credit may contain customary “evergreen” provisions pursuant to which such Letter of Credit will, in the absence of a notice given by the Issuing Bank, be automatically renewed (but in no event beyond the date that is five Business Days prior to the Revolving Maturity Date) for successive one-year periods.

(d)  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)  Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if the Revolving Maturity Date shall not have occurred, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)  Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  None of the Administrative Agent, the Lenders, the Issuing Bank or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the provisions of this paragraph shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of bad faith, gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)  Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the

Administrative Agent and the Borrower by telephone (confirmed by telecopy) or by telecopy of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)  Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)  Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the replaced Issuing Bank and the successor Issuing Bank with the consent of the Administrative Agent (which consent shall not be unreasonably withheld).  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)  Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Agent, in the name of the Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the LC Exposure as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01 or upon acceleration of the maturity of the Loans.  Each such deposit under this Section or

Section 2.10(b) shall be held by the Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement, and the Borrower hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in all funds and investments from time to time in the LC Collateral Account, and in the proceeds thereof, to secure the Obligations.  The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account.  To the extent not required to be applied as provided herein, such deposits shall be invested in obligations (which shall be selected by, and may be obligations of, the Agent) earning interest at an overnight rate which investments shall be made at the Borrower’s risk and expense.  Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account.  Moneys in the LC Collateral Account shall be applied by the Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral under this paragraph as a result of the occurrence and continuance of an Event of Default, such amount (to the extent not applied as aforesaid), including interest and profits (if any), shall be returned to the Borrower within one Business Day after the Agent shall have received reasonably satisfactory evidence that all Events of Default have been cured or waived, including written notification thereof from a Financial Officer of the Borrower.

SECTION 2.05.  Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower in the United States designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in its sole discretion and in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent within one Business Day of receipt by the Borrower of written notice from the Administrative Agent such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans; provided that if the Borrower pays such corresponding amount to the Administrative Agent in accordance with this paragraph (b), such payment shall not relieve such Lender of any obligation it may have to the Borrower.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06.  Interest Elections.  (a)  Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone or by telecopy by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.  Notwithstanding any other provision of this Section, no Borrower shall be permitted to elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d).

(c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 and paragraph (e) of this Section:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07.  Termination and Reduction of Commitments.  (a)  Unless previously terminated, (i) the Term Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b)  The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the sum of the Revolving Exposures would exceed the total Revolving Commitments.

(c)  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked or the effective date of such termination or reduction may be extended by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.08.  Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.09.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)  Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and substantially in the form attached hereto as Exhibit D-1 or D-2, as the case may be.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.09.  Amortization of Term Loans.  (a)  Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay Term Borrowings on each date set forth below (each, a “Scheduled Payment Date”) in the aggregate principal amount set forth opposite such date:

Date	Amount
October 31, 2005	$500,000
January 31, 2006	$500,000
April 30, 2006	$500,000
July 31, 2006	$500,000
October 31, 2006	$500,000
January 31, 2007	$500,000
April 30, 2007	$500,000
July 31, 2007	$500,000
October 31, 2007	$500,000
January 31, 2008	$500,000
April 30, 2008	$500,000
July 31, 2008	$500,000
October 31, 2008	$500,000
January 31, 2009	$500,000
April 30, 2009	$500,000
July 31, 2009	$500,000
October 31, 2009	$500,000
January 31, 2010	$500,000
April 30, 2010	$500,000
July 31, 2010	$500,000
October 31, 2010	$47,500,000
January 31, 2011	$47,500,000
April 30, 2011	$47,500,000
Term Maturity Date	$47,500,000

(b)  To the extent not previously paid, all Term Loans shall be due and payable on the Term Maturity Date.

(c)  Any prepayment of a Term Borrowing pursuant to Section 2.10 shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings to be made pursuant to this Section ratably.

(d)  Prior to any repayment of any Term Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) or by telecopy of such selection not later than (i) in the case of repayment of a Eurocurrency Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the scheduled date of repayment or (ii) in the case of repayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the scheduled date of repayment.  Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing.  Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.10.  Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b)  In the event and on each occasion that the sum of the Revolving Exposures exceeds the total Revolving Commitments, the Borrower shall prepay Revolving Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.04(j)) in an aggregate amount equal to such excess.

(c)  In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, promptly and in any event within four Business Days after such Net Proceeds are received, prepay Term Borrowings in an aggregate amount equal to (x) such Net Proceeds or (y) in the case of any event described in clause (c) of the definition of the term Prepayment Event, 50% of such Net Proceeds.  Notwithstanding the foregoing:

(i) in the case of any event described in clause (a) or (b) of the definition of the term Prepayment Event, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower or a Subsidiary intends to apply the Net Proceeds from such event (or a portion thereof specified in such certificate) to acquire real property, equipment or other tangible or intangible assets used or useful in the business of the Borrower or a Subsidiary, and certifying that no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds from such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied within 180 days after receipt of such Net Proceeds (or, if the Borrower or a Subsidiaries shall have entered into a legally binding commitment within such 180-day period to acquire real property, equipment or other tangible or intangible assets with such Net Proceeds, within an additional 180 days after such initial 180-day period), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied (the Borrower further agreeing that at the time of any application of such Net Proceeds to acquire real property, equipment or other tangible or intangible assets, no Event of Default will have occurred and be continuing);

(ii) if at any time the Borrower or such Subsidiary shall no longer intend to apply any Net Proceeds that are the subject of a certificate delivered under subparagraph (i) to acquire real property, equipment or other tangible assets used or useful in the business of the Borrower or a Subsidiary, such Net Proceeds shall be applied within five Business Days to prepay Term Borrowings; and

(iii) no prepayment shall be required under this paragraph in respect of (A) any Prepayment Event or series of related Prepayment Events described in clause (a) or (b) of the definition of “Prepayment Event” resulting in Net Proceeds of less than $100,000 or (B) the first $15,000,000 of Net Proceeds received after the date hereof from Prepayment Events or series of related Prepayment Events described in clause (a) or (b) of the definition of “Prepayment Event” that individually result in Net Proceeds of $100,000 or more but less than $5,000,000.

(d)  Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) below.

(e)  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) or by telecopy of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination or reduction of the Revolving Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked or the effective date of such termination or reduction may be extended if such notice of termination or reduction is revoked or extended, as applicable, in accordance with Section 2.07.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment or to prepay such Borrowing in full.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  All prepayments under this Section shall be accompanied by accrued interest and other amounts to the extent required by Sections 2.12 and 2.15.

(f)  Prepayments of Term Loans prior to the first anniversary of the Effective Date in connection with any refinancing of Term Loans, whether under the Credit Agreement or another bank credit facility, which effects an overall reduced yield (which term shall include reduced margins, original issue discounts and upfront fees) shall be accompanied by a prepayment fee in an amount equal to 1.0% of the principal amount of the Term Loans to be prepaid.

SECTION 2.11.  Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the rate of 0.75% per annum on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and on the date on which the Revolving Commitments terminate.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender.

(b)  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate for Eurocurrency Borrowings from time to time in effect on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.250% per annum on the daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after notice of demand therefor.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.12.  Interest.  (a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)  The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such

Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent (in accordance with the definition thereof), and such determination shall be conclusive absent manifest error.

SECTION 2.13.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a)  the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)  the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which notice shall be given promptly upon the Administrative Agent so determining or at the request of the Required Lenders, as applicable), (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, and such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto as an ABR Borrowing, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing unless such Borrowing Request shall have been withdrawn.

SECTION 2.14.  Increased Costs.  (a)  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein, other than a condition related to Taxes, which are governed by Section 2.16;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower, in accordance with paragraph (c) below, will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)  If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower, in accordance with paragraph (c) below, will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)  A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.  A Lender or the Issuing Bank shall be entitled to any compensation claimed under this Section 2.14 only if it shall at the time be the general policy of such Lender or the Issuing Bank, as the case may be, to claim compensation under similar circumstances with respect to similarly situated borrowers; provided that, for purposes of the foregoing, such

Lender or the Issuing Bank, as applicable, shall determine in good faith whether or not (x) similar circumstances shall have occurred and (y) the Borrower and other borrowers are similarly situated.

(d)  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(e) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the actual loss, cost and expense attributable to such event, but in any event excluding any loss of anticipated profit.  Such actual loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for the period from the date of such event to the last day of (x) the then current Interest Period therefor or (y) the period that would have been the Interest Period therefor, as the case may be, at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurocurrency market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and a calculation in reasonable detail (based on reinvestment yields determined by such Lender) of such amount or amounts shall have been determined shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16.  Taxes.  (a)  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes. If the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Subject to paragraph (e) below, the Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 30 days after notice of demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth the amount or amounts of such payment or liability and a calculation in reasonable detail of such amount or amounts delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  Each Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall, to the extent permitted by law, deliver to the Borrower (with a copy to the Administrative Agent), no later than the Effective Date or, in the case of a Lender which becomes a party hereto pursuant to Section 9.04 hereof after the Effective Date, the date upon which such Lender becomes a party hereto, or, in the case where the Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”), the date upon which such Lender designates the New Lending Office, and from time to time thereafter upon reasonable request of the Borrower or the

Agent and at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and supplying all applicable documentation.  The Administrative Agent shall use reasonable best efforts to advise the Borrower on complying with its obligations stated in the immediately preceding proviso.  Such Foreign Lender shall co-operate with the Borrower in good faith with respect to the Borrower’s determination of whether or not such exemption or reduction is available.  In addition, each Foreign Lender shall deliver such documentation promptly upon the obsolescence or invalidity of any previously delivered documentation by such Foreign Lender.

(f)  If the Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority.  Nothing herein contained shall interfere with the right of a Lender or the Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or the Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or the Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

SECTION 2.17.  Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, by 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 1111 Fannin, 10th Floor, Houston, Texas 77002, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative

Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in dollars.  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal of the Loans and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or funded participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the relative aggregate amounts of principal of and accrued interest on their Revolving Loans, Term Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in its sole discretion and in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05(b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18.  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous in any material respect to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank), in each case, which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal, funded participations and accrued interest and fees) or the Borrower (in the case of all other amounts) and such Lender shall be released from all obligations hereunder and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a material reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.19.  Incremental Term Loans.  (a)   The Borrower may, at any time prior to the Term Maturity Date, subject to the terms and conditions set forth herein, by notice to the Administrative Agent (which shall promptly deliver a copy to each Lender), request additional term loans (each, an “Incremental Term Loan”) from one or more lenders, which may include any existing Lender; provided that the aggregate amount of Incremental Term Loans made at any time pursuant to this Section shall in no event exceed the Incremental Term Loan Amount at such time; provided further that each Incremental Term Loan Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and the Borrower (which approvals shall not be unreasonably withheld) and shall become a Lender under this Agreement pursuant to an Incremental Facility Amendment referred to in paragraph (c) below.  Any Incremental Term Loan (i) shall rank pari passu in right of payment and rights in respect of the Collateral and the Guarantees under the Collateral Agreement with the Revolving Loans and the Term Loans, (ii) shall be in a multiple of $5,000,000 and a minimum amount of $25,000,000 (or in an amount equal to the remaining Incremental Term Loan Amount) and (iii) other than terms relating to maturity, amortization and pricing, shall have the same terms (including rights with respect to voluntary and mandatory prepayments) as the Term Loans; provided that (A) if the rate of interest (which, for such purpose only, shall be deemed to include all upfront or similar fees or original issue discount) relating to any Incremental Term Loan exceeds the Applicable Rate (which, for such purpose only, shall be deemed to include all upfront or similar fees or original issue discount payable to the Lenders providing the Term Loans) relating to the Term Loans by more than 0.25% per annum (determined, in the case of upfront fees or original issue discount, on the basis of the original weighted average life to maturity of the Term Loans and the Incremental Term Loan), the Applicable Rate relating to the Term Loans shall be adjusted to equal the rate of interest relating to the Incremental Term Loan minus 0.25% per annum and (B) each Incremental Term Loan shall have a final maturity date not earlier than the Term Maturity Date and scheduled quarterly amortization, expressed as a percentage of principal, not greater for any quarter than the scheduled amortization of the Term Loans for such quarter.

(b)  Any notice requesting Incremental Term Loans shall set forth (A) the amount of the Incremental Term Loans being requested and (B) the date on which such Incremental Term Loans are to become effective (which shall be not less than 10 days nor more than 60 days after the date of such notice).

(c)  No Incremental Term Loan shall be made unless immediately prior to and after giving effect to such Incremental Term Loan, (i) no Default shall have occurred and be continuing, (ii) the Leverage Ratio shall not exceed 2.75 to 1.00, giving pro forma effect to the Incremental Term Loan as if it had occurred on the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01 (or, prior to the delivery of any such financial statements, as of April 30, 2005), and (iii) the Borrower shall have delivered to the Administrative Agent a certificate dated the date on which such Incremental Term Loan shall be made and confirming the satisfaction of the conditions set forth in the preceding clauses (i) and (ii).

(d)  Subject to the satisfaction of the conditions set forth herein to the making of an Incremental Term Loan, the Borrower, the Administrative Agent and each Person that in its sole discretion agrees to become a Incremental Term Loan Lender shall enter into an amendment (an “Incremental Facility Amendment”) effecting such amendments to this Agreement and the other Loan Documents as shall be necessary or appropriate, in the reasonable judgment of the Administrative Agent and consistent with the terms hereof, in connection with the Incremental Term Loan, and such amendment shall become effective in accordance with its terms and the terms of this Section without the approval of any other Person.  The effectiveness of the Incremental Facility Amendment shall be subject to the satisfaction on the date thereof (the “Incremental Facility Effective Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in such Section 4.02 shall be deemed to refer to the Incremental Facility Effective Date) and such of the conditions set forth in Section 4.01 (appropriately modified) as the Administrative Agent shall reasonably determine to be appropriate.  The proceeds of any Incremental Term Loan shall be used for general corporate purposes, including Permitted Acquisitions.  The Administrative Agent shall promptly notify each Lender as to the Incremental Facility Effective Date of each Incremental Facility Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility Amendment, each such Incremental Term Loan Lender shall, to the extent not an existing Lender, become a Lender hereunder and this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loans evidenced thereby.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders as to itself and its subsidiaries, as follows:

SECTION 3.01.  Financial Condition; No Material Adverse Change.  (a)  The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of operations, statement of changes in stockholders’ equity (in the case of the annual financial statements) and statements of cash flows (i) as of and for the fiscal year ended July 31, 2004, reported on by Grant Thornton LLP, independent registered public accounting firm, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended April 30, 2005.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)  Since July 31, 2004, there has been no material adverse change, or event or circumstance that could reasonably be expected to result in a material adverse change, in the business, operations or financial condition of the Borrower and its subsidiaries, taken as a whole.

SECTION 3.02.  Authorization; Enforceability.  The Transactions entered into and to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Organization; Powers.  The Borrower and each other Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in every jurisdiction where such qualification is required (except for failures to so qualify that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect).  Each Foreign Subsidiary that is a Significant Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in every jurisdiction where such qualification is required (except for failures to so qualify that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect).

SECTION 3.04.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents and (iii) consents, approvals, registrations, filings or other actions that, individually or in the aggregate, could not reasonably be expected to be adverse in any material respect to the rights or interests of the Lenders, (b) will not violate the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiaries or (except for failures to qualify referred to in Section 3.03 that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and except for other violations that, individually or in the aggregate, could not reasonably be expected to be adverse in any material respect to the rights or interests of the Lenders) any applicable law, regulation or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture or other material agreement or material instrument binding upon the Borrower or any of the Subsidiaries or any of their assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiaries, in each case except for violations or defaults that, individually or in the aggregate, could not reasonably be expected to be adverse in any material respect to the rights or interests of the Lenders, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiaries, except Liens permitted under Section 6.02.

SECTION 3.05.  Litigation and Environmental Matters.  (a)  There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries (i)  that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b)  Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any facts or circumstances which are reasonably likely to form the basis for any Environmental Liability.

(c)  Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.  Compliance with Laws and Agreements.  Each of the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.07.  ERISA; Margin Regulations.  (a)   No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that would reasonably be expected to have a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that would reasonably be expected to have a Material Adverse Effect.

(b)  None of the Borrower or the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.  No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner or for any purpose that would result in a violation by the Issuing Bank, any Lender, the Borrower or such Subsidiary of the regulations of the Board, including Regulation U or X.

SECTION 3.08.  Taxes.  Each of the Borrower and the Significant Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves; provided that any material Tax returns or reports or material Taxes of an Excluded Subsidiary the failure to file, pay or discharge which, as the case may be, could reasonably be expected to result in a material obligation of the Borrower or any Significant Subsidiary will be deemed to be material Tax returns or reports or material Taxes, as applicable, of the Borrower or any such Significant Subsidiary, as the case may be, for purposes of this Section.

SECTION 3.09.  Subsidiaries.  Schedule 3.09 sets forth the name of, and the ownership interest of the Borrower in, each subsidiary of the Borrower and identifies each subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date.

SECTION 3.10.  Properties; Intellectual Property.  (a)  The Borrower and each Subsidiary has good title to, or valid leasehold interests in, all its material real and personal property (including its Mortgaged Properties), except for Permitted Encumbrances and defects in title, in each case that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)  The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except, in each case, for any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)  Schedule 3.10 sets forth the address of each real property that is owned or leased (to the extent the annual rental payments for such property exceed $1,500,000) by the Borrower or any of the Subsidiaries as of the Effective Date after giving effect to the Transactions.

SECTION 3.11.  No Burdensome Restrictions.  None of the Borrower or any Subsidiary is a party to or bound by any Contractual Obligation that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

SECTION 3.12.  Insurance.  Schedule 3.12 sets forth a description of all insurance maintained by or on behalf of the Borrower and the Subsidiaries as of the Effective Date.  As of the Effective Date, all premiums that are due and payable in respect of such insurance have been paid.

SECTION 3.13.  Investment and Holding Company Status.  Neither the Borrower nor any of the Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.14.  Labor Matters.  As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.15.  Solvency.  Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loans and to the rights of reimbursement, contribution and subrogation created by the Collateral Agreement, (a) the fair value of the assets of the Loan Parties, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

SECTION 3.16.  Disclosure; Accuracy of Information.  None of the Information Memorandum, any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as of the date thereof and as modified or supplemented by other information so furnished, taken as a whole) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable.

SECTION 3.17.  Senior Indebtedness.  The Obligations constitute, and have been designated as, “Senior Indebtedness”, “Designated Senior Debt” or any equivalent term, however defined, under and as defined in each document or instrument governing Subordinated Debt or any other Indebtedness of the Borrower or any Subsidiary that by is expressly subordinated to other Indebtedness of the Borrower or such Subsidiary.

SECTION 3.18.  Security Documents.  (a)  Upon execution and delivery thereof by the parties thereto, the Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Securities (as defined in the Collateral Agreement) described in the Collateral Agreement, when stock certificates representing such Pledged Securities are delivered to the Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property, as defined in the Collateral Agreement), when financing statements and other filings specified on Schedule 5 of the Perfection Certificate in appropriate form are filed in the offices specified on such Schedule of the Perfection Certificate (as updated by the Borrower from time to time in accordance with Section 5.03), the Collateral Agreement shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, to the extent perfection can be obtained by possession or filing Uniform Commercial Code financing statements, in each case prior to any other Person (except Liens permitted by Section 6.02).

(b)  When the Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agreement shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the Intellectual Property (as defined in the Collateral Agreement) to the extent (x) required by the Collateral Agreement and (y) that such filings may perfect such interest), in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the date hereof).

(c)  The Mortgages, if any, entered into after the Effective Date pursuant to Section 5.12 will be effective under applicable law to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a valid Lien on all the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed in the proper real estate filing offices, such Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior to any other Person, other than Liens expressly permitted by Section 6.02.

SECTION 3.19.  Use of Proceeds.  The Borrower will use the proceeds of the Loans and will request the issuance of Letters of Credit only for purposes set forth in Section 5.10.

ARTICLE IV

Conditions

SECTION 4.01.  Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)  The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Kirk Isaacson, Executive Vice President, General Counsel and Secretary of the Borrower, substantially in the form of Exhibit B-1 and (ii) Schulte Roth & Zabel LLP, counsel for the Borrower, substantially in the form of Exhibit B-2, as to New York law, United States federal law and the Delaware General Corporation Law and, in the case of each such opinion required by this paragraph, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request.  The Borrower hereby requests such counsel to deliver such opinions.

(c)  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d)  The Administrative Agent shall be satisfied that (i) the Leverage Ratio shall be less than 3.00 to 1.00 and (ii) the Interest Coverage Ratio shall be greater than 3.00 to 1.00, in each case as of April 30, 2005, calculated after giving pro forma effect to the Transactions to occur on the Effective Date as if they had occurred at the beginning of the period of four fiscal quarters ended April 30, 2005.

(e)  The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 and paragraphs (f) and (j) of this Section.

(f)  The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received (i) a completed Perfection Certificate dated the Effective Date and signed by an executive officer or Financial Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been, or substantially simultaneously with the making of the initial Loans hereunder will be, released, (ii) evidence confirming that the arrangements contemplated by the Collateral Agreement with respect to the perfection of security interests in deposit accounts shall have been established or will be established no later than the date set forth in the Post-Closing Letter for the satisfaction thereof and (iii) all certificates, if any, representing Equity Interests required to be pledged pursuant to the Collateral and Guarantee Requirement.

(g)  The Administrative Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

(h)  All requisite material Governmental Authorities shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable waiting or appeal periods (including any extensions thereof) shall have expired and there shall not be pending or threatened any litigation or any governmental, administrative or judicial action that could reasonably be expected to prevent or impose materially burdensome conditions on the Transactions or the other transactions contemplated hereby.

(i)  The Existing Specified Indebtedness and all amounts outstanding or owed thereunder shall have been repaid or shall be repaid substantially simultaneously with the making of the initial Loans hereunder, all related instruments and agreements shall have been terminated and all Liens and security interests securing obligations under the Existing Specified Indebtedness shall have been released effective upon such repayment, in each case pursuant to arrangements reasonably satisfactory to the Administrative Agent.

(j)  After giving effect to the Transactions, neither the Borrower nor any of the Subsidiaries shall have outstanding any shares of preferred stock or any Indebtedness other than (i) Indebtedness incurred under the Loan Documents and (ii) other Indebtedness set forth on Schedule 6.01.

(k)  The Administrative Agent shall have received, or shall receive substantially simultaneously with the making of the initial Loans hereunder, all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(l)  The Borrower shall have received a rating from each of Moody’s and S&P for the credit facilities provided for herein.

(m)  The Administrative Agent shall have received a solvency letter, in form and substance reasonably satisfactory to the Lenders, from the chief financial officer of the Borrower, with respect to the solvency of the Loan Parties after giving effect to the Transactions.

(n)  The Lenders shall have received all documentation and other information requested by the Lenders, as required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on September 23, 2005 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on any date, and of the Issuing Bank to issue, increase, renew or extend any Letter of Credit on any date, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)  The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date such Loan is made or the date of issuance, increase, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date).

(b)  At the time of and immediately after giving effect to such Borrowing or the issuance, increase, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each funding of Loans and each issuance, increase, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired, terminated or shall have been Cash

Collateralized or supported by Supporting Letters of Credit and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent, which will make available to each Lender:

(a)  within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Grant Thornton LLP or other independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)  within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)  concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) identifying any Subsidiary formed or acquired during the most recent fiscal quarter covered by such financial statements, and stating whether the Collateral and Guarantee Requirement has been satisfied in respect of such Subsidiary, (iii) setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenants and (iv) stating whether any change in GAAP or in the application thereof has occurred since (A) with respect to the initial set of financial statements delivered hereunder, the date of the Borrower’s audited financial statements referred to in Section 3.01, and (B) thereafter, the date of the Borrower’s previously delivered financial statements referred to in Section 5.01(a), and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)  concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default with respect to the Financial Covenants (which certificate may be limited to the extent required by accounting rules or guidelines); provided that such accountants shall not be liable to the Lenders for failure to obtain knowledge of such Default;

(e)  as soon as available but in no event later than 45 days after the commencement of each fiscal year of the Borrower, a reasonably detailed consolidated budget for such fiscal year (broken down by quarter and including a projected consolidated balance sheet and related statements of projected operations and cash flow of the Borrower and its consolidated Subsidiaries (i) as of the end of and for such fiscal year and (ii) covering the period including each fiscal year from the then-current fiscal year through the year in which the Term Maturity Date occurs;

(f)  promptly after the same become publicly available, notice of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(g)  promptly following any request therefor, such other information regarding the properties, operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request.

Information required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov (and a confirming electronic correspondence shall have been delivered or caused to be delivered to the Lenders providing notice of such posting or availability); provided that the Borrower shall deliver paper copies of such information to any Lender that requests such delivery.  Information required to be delivered pursuant to this Section 5.01 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02.  Notices of Material Events.  The Borrower will furnish to the Administrative Agent, which will make available to each Lender, written notice of the following promptly after any Financial Officer or executive officer of the Borrower or any Subsidiary obtains knowledge thereof:

(a)  the occurrence of any Default;

(b)  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $5,000,000; and

(d)  any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Information Regarding Collateral.  (a)   The Borrower will furnish to the Agent, within 10 Business Days, written notice of any change (i) in any Loan Party’s or DFS Pledgor’s legal name, as reflected in its organization documents, (ii) in any Loan Party’s or DFS Pledgor’s jurisdiction of organization and (iii) in any Loan Party’s or DFS Pledgor’s Federal Taxpayer Identification Number or organization number, if any, assigned by the jurisdiction of its organization.  The Borrower also agrees to promptly provide to the Agent, within 10 Business Days, certified organizational documents reflecting any of the changes described in the preceding sentences.  The Borrower agrees not to effect or permit any change referred to in clauses (i) through (iii) of the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Agent to continue at all times following such change to have a perfected security interest in all the Collateral for the benefit of the Secured Parties (or arrangements satisfactory to the Agent for making all such filings have been entered into).  The Borrower also agrees promptly to notify the Agent of any damage to or destruction of tangible Collateral with a fair market value exceeding $5,000,000.

(b)  Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of Section 5.01, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer and the chief legal officer of the Borrower (i) setting forth the information required pursuant to Sections 1 and 11 of the Perfection Certificate or confirming that there has been no material change in such information since the later of the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, indicating the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.04.  Existence; Conduct of Business.  The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and, to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any sale of assets permitted under Section 6.05.

SECTION 5.05.  Payment of Obligations.  The Borrower will, and will cause each of the Significant Subsidiaries to, pay or discharge its Material Indebtedness and other material obligations, including material Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or except where the failure to pay or discharge, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that any Material Indebtedness or other obligation of an Excluded Subsidiary the failure to pay or discharge which could reasonably be expected to result in a material obligation of the Borrower or any Significant Subsidiary will be deemed to be an obligation of the Borrower or any such Significant Subsidiary, as the case may be, for purposes of this Section.

SECTION 5.06.  Maintenance of Properties; Maintenance of Ratings.  (a)  The Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in reasonably good working order and condition, ordinary wear and tear and casualty events excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)  The Borrower will use commercially reasonable efforts to cause the credit facilities provided for herein to be continuously rated by S&P and Moody’s, in each case so long as the fees charged by S&P and Moody’s therefor shall be commercially reasonable.

SECTION 5.07.  Insurance.  The Borrower will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents.  The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.08.  Compliance with Laws.  The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations, including Environmental Laws, and orders of any Governmental Authority applicable to it, its operations or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09.  Books and Records; Inspection and Audit Rights.  The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which correct entries are made of all dealings and transactions in relation to its business and activities in accordance with GAAP.  The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent and/or, upon the request of the Required Lenders, any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and, with respect to the inspection of such properties and the examination of such books and records and the making of extracts therefrom, so long as no Event of Default has occurred and continuing, not more than twice in any one calendar year; provided, that the Borrower may restrict the access of such representatives to (x) materials protected by the attorney-client privilege where, in the judgment of the Borrower, such access might endanger such privilege, (y) materials which the Borrower or any Subsidiary may not disclose without violation of confidentiality obligations binding on it and (z) trade secrets and similar proprietary information.

SECTION 5.10.  Use of Proceeds and Letters of Credit.  The Borrower will use the proceeds of the Loans and the Letters of Credit only for the purposes specified in the preamble to this Agreement.

SECTION 5.11.  Additional Subsidiaries; Significant Subsidiaries.  (a)  If any additional Domestic Subsidiary is formed or acquired after the Effective Date, the Borrower will, within 10 Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof and, within 15 Business Days after such Subsidiary is formed or acquired, cause the Collateral and Guarantee Requirement to be satisfied with respect to Subsidiary (if it is a Subsidiary Loan Party) and with respect to all Equity Interests in and Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, subject to the limitations set forth in the definition of Collateral and Guarantee Requirement (including the limitations with respect to Foreign Subsidiaries); provided that, to the extent any such additional Subsidiary is formed solely for the purpose of consummating a Permitted Acquisition and such Subsidiary at no time holds any material assets or liabilities, the Borrower will not be required to take the actions set forth in this Section until the respective Permitted Acquisition shall have been consummated.

(b)  If at any time the gross book value of the assets of the Excluded Subsidiaries shall exceed 17.5% of the consolidated assets of the Borrower and the Subsidiaries as of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.01, the Borrower shall designate sufficient Excluded Subsidiaries as “Significant Subsidiaries” to eliminate such condition, such designation to occur not later than the 20th day after the earlier of (i) the delivery pursuant to Section 5.01(a) or (b) of financial statements of the Borrower for the period during which the condition requiring such designation shall first have existed and (ii) in the event such condition exists as a result of an acquisition, disposition or transfer to any Subsidiary of material assets or Equity Interests, the date of such acquisition, disposition or transfer (and if the Borrower shall fail to designate such Subsidiaries by such time, Excluded Subsidiaries shall automatically become Significant Subsidiaries in descending order based on the amounts of their consolidated assets until such condition shall have been eliminated).  Subsidiaries designated as or otherwise becoming Significant Subsidiaries pursuant to the preceding sentence shall for all purposes of this Agreement cease to be Excluded Subsidiaries and constitute Significant Subsidiaries.

SECTION 5.12.  Further Assurances.  The Borrower will, and will cause each Subsidiary Loan Party and each DFS Pledgor to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages (other than leasehold mortgages) and other documents) that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times, all at the expense of the Loan Parties.  The Borrower also agrees to provide to the Administrative Agent from time to time upon request evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.  Without limiting the foregoing, the Borrower will, and will cause its Subsidiaries to, use best reasonable efforts to obtain the consent of the Works Counsel to the pledge of 65% of the voting Equity Interests of Baan Global B.V. pursuant to paragraph (b) of the definition of Collateral and Guarantee Requirement.

SECTION 5.13.  Post-Closing Letter.  The Borrower will, and will cause each of the Subsidiaries to, complete each action listed in the Post-Closing Letter by the date specified for such action therein (or any later date to which the Agent may agree).

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired, terminated, Cash Collateralized or supported by Supporting Letters of Credit and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.  Indebtedness; Certain Equity Securities.  (a)   The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents and the Letter of Credit applications;

(ii) Subordinated Debt of the Borrower; provided that immediately prior to and after giving pro forma effect to the incurrence of such Subordinated Debt as if it had been incurred on the first day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01 (or, prior to the delivery of any such financial statements, as of February 1, 2005) or at the beginning of the period of four fiscal quarters ended on such last day, as applicable, no Default shall have occurred and be continuing;

(iii) Indebtedness existing on the date hereof and set forth in Schedule 6.01;

(iv) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;

(v) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided that Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04;

(vi) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, Synthetic Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement;

(vii) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

(viii) guarantees by the Borrower or any of its Subsidiaries of the obligations of their suppliers, customers, franchisees and licensees, to the extent incurred in the ordinary course of business and consistent with past practices;

(ix) Indebtedness owing to current or former employees, executives or directors of the Borrower or any of its Subsidiaries incurred in connection with the redemption or repurchase of equity issued to such Persons (including any promissory notes issued by the Borrower or any of its Subsidiaries to repurchase equity of employees, executives or directors of the Borrower or any of its Subsidiaries) incurred in the ordinary course of business and in an aggregate principal amount at any time outstanding not exceeding $5,000,000;

(x) other Indebtedness of Subsidiaries that are not Subsidiary Loan Parties; provided that the aggregate outstanding principal amount of Indebtedness of all Specified IP Subsidiaries and all Disregarded Foreign Subsidiaries (other than Loan Parties) directly or indirectly owning Equity Interests in Specified IP Subsidiaries (excluding, in each case, Indebtedness owing to any Loan Party) shall not exceed $20,000,000 at any time outstanding;

(xi) any Permitted Refinancing Indebtedness in respect of Indebtedness referred to in any of clauses (a)(iii) and (vii) above; and

(xii) other unsecured Indebtedness of the Borrower or any Subsidiary Loan Party in an aggregate principal amount not exceeding $20,000,000 at any time outstanding.

(b)  Notwithstanding anything to the contrary in paragraph (a) of this Section, the Borrower will not, and will not permit any Subsidiary to, incur any Priority Indebtedness unless, immediately after such incurrence, the aggregate principal amount then outstanding of all Priority Indebtedness of the Borrower and the Subsidiaries shall not exceed the greater of (i) $50,000,000 and (ii) 40% of the Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01 (or, prior to the delivery of any such financial statements, the period of four consecutive fiscal quarters ended April 30, 2005), after giving pro forma effect to any Permitted Acquisitions or divestitures of Subsidiaries, business units or material assets as if they had occurred on the first day of such period; provided that the Borrower and the Subsidiaries may incur Priority Indebtedness consisting of Permitted Refinancing Indebtedness in respect of any Priority Indebtedness incurred or permitted to exist in compliance with this Section 6.01.

(c)  The Borrower will not, and will not permit any Subsidiary to, issue any preferred Equity Interests, except that the Borrower may issue such Equity Interests so long as the holders thereof shall have no rights with respect to the redemption or repurchase by the Borrower or any Subsidiary of such Equity Interests that could result in such holders being treated as creditors of the Borrower or such Subsidiary.

SECTION 6.02.  Liens.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)  Liens created under the Loan Documents;

(b)  Permitted Encumbrances;

(c)  any Lien existing on the date hereof and set forth in Schedule 6.02 on any property or asset of the Borrower or any Subsidiary and extensions, renewals and replacements thereof; provided that (A) any such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary (other than Replacement Assets) and (B) such Lien shall secure only those obligations which it secures on the date hereof and any Permitted Refinancing Indebtedness in respect of such obligations;

(d)  any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other properties or assets of the Borrower or any Subsidiary (other than Replacement Assets) and (C) such Lien shall secure only those obligations which it secures at the time such property or asset is acquired or such Person becomes a Subsidiary, as the case may be, and any Permitted Refinancing Indebtedness in respect of such obligations;

(e)  Liens (including purchase money Liens and Liens incurred in respect of Capital Lease Obligations and Synthetic Lease Obligations) on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (A) such Liens secure Indebtedness permitted by clause (vi) of Section 6.01(a), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (D) such Liens shall not apply to any other properties or assets of the Borrower or any Subsidiary (other than Replacement Assets);

(f)  Liens securing Indebtedness permitted by Sections 6.01(a)(x) and 6.01(b); provided that no Lien on any property or asset of a Specified IP Subsidiary or a Disregarded Foreign Subsidiary (other than a Loan Party) directly or indirectly owning Equity Interests in a Specified IP Subsidiary shall secure Indebtedness other than Indebtedness of any of the foregoing that in either case is permitted under Section 6.01(a)(x);

(g)  Liens on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h)  any Ordinary Licensing Transaction;

(i)  any attachment or judgment Lien, to the extent the related claim or judgment has not resulted in an Event of Default under clause (k) of Article VII;

(j)  any leases or subleases granted to others in the ordinary course of business of the Borrower or any Subsidiary;

(k)  Liens on insurance proceeds in favor of insurance companies with respect to the financing of insurance premiums; and

(l)  Liens constituting fully collateralized repurchase agreements described in clause (d) of the definition of Permitted Investments.

SECTION 6.03.  Fundamental Changes.  (a)  The Borrower will not, nor will it permit any Significant Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a wholly-owned Subsidiary (and, if any party to such merger is a Subsidiary Loan Party, is a Subsidiary Loan Party) and (iii) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b)  The Borrower will not, and will not permit any of the Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the date of execution of this Agreement and businesses reasonably similar, related, incidental or ancillary thereto.

(c)  No Disregarded Foreign Subsidiary of the Borrower (other than a Loan Party) that directly or indirectly owns Equity Interests in a Specified IP Subsidiary will (i) engage in any business or activity other than the ownership of Equity Interests of Subsidiaries, the execution and delivery of the Loan Documents and businesses and activities incidental thereto and any other business or activity to which the Agent may from time to time consent, (ii) own or acquire any assets other than such Equity Interests, cash and Permitted Investments or (iii) incur any liabilities other than liabilities under the Loan Documents (if any), Indebtedness owing to any Loan Party, Indebtedness permitted under Section 6.01(a)(x), trade payables incurred in the ordinary course of business, liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and permitted business and activities.

SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not, and will not permit any of the Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit of such other Person, except:

(a)  Permitted Acquisitions consisting of the acquisition of all the Equity Interests (other than directors’ qualifying shares) in, or all the assets of, a Person or division or line of business of a Person;

(b)  Permitted Investments;

(c)  investments existing on the date hereof and set forth on Schedule 6.04;

(d)  investments by the Borrower and the Subsidiaries in Equity Interests in their respective Subsidiaries; provided that any such Equity Interests held by a Loan Party or any DFS Pledgor shall be pledged pursuant to the Collateral Agreement or a Foreign

Pledge Agreement, as the case may be (in each case, subject to the limitations applicable to Excluded Equity Interests);

(e)  investments, loans and advances made by the Borrower in or to any Subsidiary or made by any Subsidiary in or to the Borrower or any other Subsidiary; provided that any resulting Indebtedness held by a Loan Party and in a principal amount greater than $500,000 shall be evidenced by a promissory note pledged pursuant to the Collateral Agreement;

(f)  Guarantees constituting Indebtedness permitted by Section 6.01; provided that a Subsidiary shall not Guarantee the Subordinated Debt unless (i) such Subsidiary also has Guaranteed the Obligations pursuant to the Collateral Agreement, (ii) such Guarantee of the Subordinated Debt is subordinated to such Guarantee of the Obligations on terms no less favorable in any material respect to the Lenders than the subordination provisions of the Subordinated Debt and (iii) such Guarantee of the Subordinated Debt provides for the release and termination thereof, without action by any party, upon any release and termination of such Guarantee of the Obligations in connection with the exercise by the Agent of any enforcement rights or powers under the Collateral Agreement after the occurrence and during the continuance of an Event of Default;

(g)  investments (including Equity Interests, loans, advances and other evidences of Indebtedness) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers and the satisfaction or enforcement thereof, in each case in the ordinary course of business;

(h)  loans or advances made by the Borrower or any Subsidiary (i) to its employees on an arms-length basis in the ordinary course of business for travel and entertainment expenses, relocation costs and similar purposes (up to a maximum of $1,000,000 in the aggregate at any one time outstanding) and (ii) to directors, officers or employees of the Borrower on a cashless basis the proceeds of which are concurrently used to purchase Equity Interests in the Borrower;

(i)  investments of any Subsidiary existing at the time such Person becomes a Subsidiary pursuant to a Permitted Acquisition; provided that such Investment was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition;

(j)  investments by the Borrowers in joint ventures (including investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons) and Permitted Acquisitions other than those referred to in paragraph (a); provided that the aggregate amount of such investments, to the extent not funded by the Net Proceeds of substantially simultaneous issues of Equity Interests of the Borrower, shall not exceed $20,000,000 at any time outstanding;

(k)  investments of the Borrower or any Subsidiary under a Hedging Agreement otherwise permitted under this Agreement;

(l)  investments constituting non-cash consideration received by the Borrower or any of its Subsidiaries in connection with a sale or other disposition of assets permitted under Section 6.05;

(m)  so long as the Borrowers have complied with Section 5.12 with respect thereto, other investments in an aggregate amount not to exceed $10,000,000 at any time outstanding.

SECTION 6.05.  Asset Dispositions.  The Borrower will not, and will not permit any of the Subsidiaries to, sell, transfer, license, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any of the Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(a)  sales of (i) inventory and (ii) used, surplus, obsolete or worn-out assets (including leases of surplus assets) and Permitted Investments in the ordinary course of business;

(b)  sales, transfers and dispositions to the Borrower or a Subsidiary; provided that any such sales, transfers or dispositions to a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.03 and 6.09;

(c)  Ordinary Licensing Transactions;

(d)  sales transfers and dispositions deemed to occur as a result of the creation of Liens permitted by Section 6.02;

(e)  the sale or issuance of the Equity Interests in any Subsidiary to the Borrower or any other Subsidiary; provided that no such sale or issuance shall be made of the Equity Interests in (x) any Loan Party to a Subsidiary that is not a Loan Party or (y) any wholly-owned Subsidiary to a Subsidiary that is not wholly owned;

(f)  transfers resulting from any casualty or condemnation of property or assets;

(g)  consignment arrangements or similar arrangements for the sale or other transfer of goods or software in the ordinary course of business;

(h)  the sale or discount of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(i)  the lapse of registered patents, trademarks and other Intellectual Property of the Borrower and any of its Subsidiaries to the extent the foregoing are no longer useful;

(j)  sales, transfers and other dispositions of real property, Intellectual Property or other assets acquired by the Borrower or any Subsidiary pursuant to a Permitted Acquisition that the Borrower shall have notified the Agent in writing at the time of, or prior to the date that is 60 days after, such Permitted Acquisition are intended to be sold, transferred or otherwise disposed of and that are sold, transferred or otherwise disposed of during the period of one year following such Permitted Acquisition;

(k)  the termination, surrender or sublease of a real estate lease of the Borrower or any of its Subsidiaries; and

(l)  sales, transfers and other dispositions of assets (other than fewer than all the Equity Interests in a Subsidiary owned directly or indirectly by the Borrower) that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (l) shall not exceed $20,000,000 during any fiscal year of the Borrower;

provided that all sales, transfers, licenses, leases and other dispositions permitted hereby (other than those permitted by clause (b) above and not referred to in the proviso in such clause (b)) shall be made for fair value.

SECTION 6.06.  Sale and Leaseback Transactions.  The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

SECTION 6.07.  Hedging Agreements.  The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, except Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests or Indebtedness (other than Indebtedness created under the Loan Documents) of the Borrower or any of the Subsidiaries) in the conduct of its business or the management of its liabilities.

SECTION 6.08.  Restricted Payments; Certain Payments of Subordinated Indebtedness.  (a)   The Borrower will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their common stock and (iii)  the Borrower may declare and pay dividends for the purchase of fractional shares arising out of stock dividends, splits or combinations, (iv) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other Equity Interests (other than Permitted Cure Securities) with the proceeds received from the substantially concurrent issuance of new shares of its common stock or other Equity Interests (other than Permitted Cure Securities), (v) to the extent that the Borrower or one or more of the Subsidiaries are members of a consolidated, combined or similar income tax group of which a direct or indirect parent of the Borrower is the common parent, the Borrower and the Subsidiaries may make

Restricted Payments to the extent necessary to pay, and which are used to pay, any income taxes of such tax group (after taking into account any off-setting deductions) that are attributable to the Borrower or any Subsidiary and are not payable directly by the Borrower or the Subsidiaries; provided that the amount of any such dividends or distributions (plus any such taxes payable directly by the Borrower and/or the Subsidiaries) shall not exceed the amount of such taxes that would have been payable directly by the Borrower and/or the Subsidiaries had the Borrower been the common parent of a separate tax group that included only the Borrower and the Subsidiaries, (vi) the Borrower may (x) make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and the Subsidiaries in an aggregate cumulative amount not exceeding $2,500,000 during any fiscal year, and (y) repurchase Equity Interests (other than Permitted Cure Securities) in connection with any “cashless” exercise of options, warrants or other convertible securities in which the Person holding such options, warrants or other convertible securities receives only Equity Interests (other than Permitted Cure Securities) of the Borrower, (vii) the Borrower may pay management fees owing to, and cash payments for reasonable out-of-pocket cash expenses incurred by, and indemnification claims of, any Permitted Investors in connection with the performance of management, consulting, monitoring, financial advisory or other services with respect to the Borrower, provided that (A) at the time of the payment thereof, no Default has occurred and is continuing, and (B) the aggregate amount paid in any fiscal year of the Borrower in respect of such management fees shall not exceed $4,000,000, and (viii) the Borrower may pay cash dividends on its common stock so long as (A) immediately prior to and immediately after the payment of each such cash dividend and any related incurrence of Indebtedness no Default has occurred and is continuing, (B) the Leverage Ratio shall be less than 2.50 to 1.00 after giving pro forma effect to the payment of such cash dividend and any related incurrence of Indebtedness, in each case as if it had occurred on the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01 (or, prior to the delivery of any such financial statements, as of April 30, 2005), and (C) at the time any such cash dividend is paid, the aggregate amount of such cash dividend and all prior cash dividends paid by the Borrower after the date hereof shall not exceed the sum of (x) $50,000,000 plus (y) 50% of Consolidated Net Income for the period commencing August 1, 2005, and ending on the last day of the most recent fiscal quarter of the Borrower for which financial statements shall have been delivered pursuant to Section 5.01(a) or (b), taken as a single accounting period.  Notwithstanding the foregoing, the Borrower will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment payable in cash prior to the date that is 180 days after the Term Maturity Date, or incur any obligation (contingent or otherwise) to do so in connection with the issuance of Permitted Cure Securities.

(b)  The Borrower will not, nor will it permit any Subsidiary to, make or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Debt or other Indebtedness expressly subordinated in right of payment to the Obligations or any of them, including any sinking fund or similar deposit with respect to or any prepayment, purchase, redemption, retirement, acquisition, cancellation or termination of any such Subordinated Debt or other Indebtedness prior to its scheduled maturity, except (i) regularly scheduled interest payments, as and when due, other than payments prohibited by the subordination provisions thereof, and (ii) Indebtedness permitted by Section 6.01(a)(iii) or (vi) upon any refinancing thereof in accordance with Section 6.01(a)(xi).

SECTION 6.09.  Transactions with Affiliates.  The Borrower will not, nor will it permit any Subsidiary to, sell, lease, license or otherwise transfer any property or assets to, or purchase, lease, license or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions, taken as a whole, not less favorable to the Borrower or such Subsidiary than could reasonably be expected to be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower, the Subsidiary Loan Parties and Specified IP Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.08, (d) transactions by and among Subsidiaries (other than Specified IP Subsidiaries) that are not Loan Parties, (e) the sale, lease, license or other transfer by the Borrower or any other Loan Party or Specified IP Subsidiary of any property or assets other than cash to a Subsidiary that is not a Loan Party in the ordinary course of business consistent with past practice, (f) transactions permitted under Section 6.03(a) between or among any of the Borrower and its Subsidiaries and not involving any other Affiliate and (g) advances of cash by Loan Parties to Subsidiaries that are not Loan Parties; provided, that the proceeds of advances made under this clause shall not be used by such Subsidiaries to purchase assets from Loan Parties.  For the avoidance of doubt, this Section shall not apply to employment arrangements with and payments of compensation or benefits to or for the benefit of management individuals.

SECTION 6.10.  Restrictive Agreements.  The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets securing the Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition; provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness (and Replacement Assets) and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

SECTION 6.11.  Margin Regulations.  The Borrower will not use the proceeds of any Loan or any Letter of Credit, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in any case in violation of Regulation U of the Board.

SECTION 6.12.  Fiscal Year.  The Borrower will not change its fiscal year for accounting and financial reporting purposes to end on any date other than July 31.

SECTION 6.13.  Amendment of Material Documents.  The Borrower will not, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any Subordinated Debt Document or other instrument or document evidencing or governing Indebtedness subordinated in right of payment to the Obligations or any of them; provided that the Borrower and the Subsidiaries may enter into amendments or modifications (i) that make covenants and events of default less restrictive on the Borrowers or the Subsidiaries or (ii) that waive, or provide for forbearance from the exercise of remedies in respect of, defaults under such Subordinated Debt Documents or other instruments or documents, or (iii) that are not adverse in any material respect to the rights or interests of the Lenders or (b) its certificate of incorporation, by-laws or other organizational documents if, in each case referred to above, such amendment, modification or waiver, taken as a whole, is adverse in any material respect to the rights or interests of the Lenders.

SECTION 6.14.  Capital Expenditures.  The Borrower will not permit the aggregate amount of Capital Expenditures made by the Borrower and the Subsidiaries during any fiscal year to exceed the sum of (a) $25,000,000, (b) up to an additional $25,000,000 consisting of the Net Proceeds of Earmarked Equity Issuances and (c) to the extent exceeding zero, the net amount of (i) if any Permitted Acquisition of a new Subsidiary shall have been completed after the date hereof, 4% of the gross revenues of such Subsidiary during the 12 consecutive calendar months immediately preceding such Permitted Acquisition, minus (ii) if any Subsidiary, business unit or other material assets shall have been disposed of after the date hereof, 4% of the gross revenues of such Subsidiary during the 12 consecutive calendar months immediately preceding such disposition.  The amount of any Capital Expenditures permitted to be made in respect of any fiscal year shall be increased by the amount of Capital Expenditures permitted under the first sentence of this Section to be made during the immediately preceding fiscal year but not made during such immediately preceding fiscal year.  Capital Expenditures in any fiscal year shall be deemed to use, first, the amount permitted under the first sentence of this Section for such fiscal year and, second, any amount carried forward to such fiscal year from the preceding fiscal year.

SECTION 6.15.  Interest Expense Coverage Ratio.  The Borrower will not permit the Interest Expense Coverage Ratio for any period of four consecutive fiscal quarters ending on any date after the date hereof to be less than 3.0 to 1.0.

SECTION 6.16.  Leverage Ratio.  The Borrower will not permit the Leverage Ratio as of the last day of any fiscal quarter to exceed 3.0 to 1.0.

SECTION 6.17.  Intellectual Property.  The Borrower will not permit the transfer of Intellectual Property from any Loan Party or Specified IP Subsidiary to any Subsidiary that is neither a Loan Party nor a Specified IP Subsidiary other than by means of a nonexclusive license (such that the licensing entity remains free to transfer or license the subject Intellectual Property to others), in each case except (x) to the extent necessary to prevent uses of such Intellectual Property that are inconsistent with rights in such Intellectual Property granted to Persons that are not Affiliates of the Borrower, (y) transfers or exclusive licenses at prices and on terms and conditions, taken as a whole, not less favorable to such Loan Party or Specified IP Subsidiary than could reasonably be expected to be obtained on an arm’s-length basis from unrelated third parties or (z) transfers or exclusive licenses of Intellectual Property that is (A) acquired after the date hereof from a Person that is not an Affiliate of the Borrower, (B) owned by a Person prior to the date such Person becomes a Subsidiary pursuant to a Permitted Acquisition or (C) internally developed by the Borrower or any Subsidiary after the Effective Date and that does not represent an improvement, modification, or enhancement of the software known as ERPLN, ERPLX or Infinium or any other Intellectual Property owned by any Loan Party, Specified IP Subsidiary or Subsidiary of a Specified IP Subsidiary on the date hereof.

ARTICLE VII

Events of Default

SECTION 7.01.  Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)  the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)  the Borrower shall fail to pay (i) any interest on any Loan or any fee referred to in Section 2.11 or (ii) any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document when and as the same shall become due and payable and such failure under clause (i) shall continue unremedied for a period of five Business Days or such failure under clause (ii) shall continue unremedied for a period of five Business Days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(c)  any representation or warranty or other statement made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made; provided, that in the case of a representation or warranty as to the perfection of any Lien created by the Security Documents (including, for the avoidance of doubt, any representation or warranty made under Section 3.18), no Event of Default shall be deemed to exist if the Borrower shall cause the applicable failure of perfection to be corrected in accordance with Section 5.12 prior to the occurrence of any Event of Default under such Section;

(d)  the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of the Borrower) or 5.10 or in Article VI and, in the case of a failure in respect of such Section 5.02, such failure shall continue unremedied for a period of five Business Days after a senior officer of the Borrower shall become aware of the information required to be disclosed thereunder;

(e)  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) a senior officer of such Loan Party becoming aware of such failure or (ii) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)  the Borrower or any Significant Subsidiary shall fail to make any payment of principal or interest in respect of any Material Indebtedness (or any other amount the failure to pay which would entitle the holder of such Material Indebtedness to take any action set forth in paragraph (g)), when and as the same shall become due and payable, but after all applicable grace periods thereunder have expired; provided that any Material Indebtedness of an Excluded Subsidiary the failure to pay or discharge which could reasonably be expected to result in a material obligation of the Borrower or any Significant Subsidiary will be deemed to be Material Indebtedness of the Borrower or any such Significant Subsidiary, as the case may be, for purposes of this paragraph;

(g)  any event or condition occurs that results in any Material Indebtedness of the Borrower or any Significant Subsidiary becoming due prior to its scheduled maturity or that enables or permits after all applicable grace periods thereunder have expired the holder or holders of any Material Indebtedness of the Borrower or any Significant Subsidiary or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the property or assets securing such Material Indebtedness if such sale, transfer destruction or other disposition is not prohibited hereunder or under the documents governing such Material Indebtedness; provided further that any Material Indebtedness of an Excluded Subsidiary the acceleration of which in the manner described in this paragraph could reasonably be expected to result in a material obligation of the Borrower or any Significant Subsidiary will be deemed to be Material Indebtedness of the Borrower or any such Significant Subsidiary, as the case may be, for purposes of this paragraph;

(h)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets and, in any such case, such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)  the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)  the Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)  one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged such coverage in writing) shall be rendered against the Borrower, any Significant Subsidiary or any combination thereof and the same shall remain undischarged, unvacated, unsatisfied or unbonded for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Significant Subsidiary to enforce any such judgment; provided that any such judgment rendered against an Excluded Subsidiary that could reasonably be expected to result in a material obligation of the Borrower or any Significant Subsidiary will be deemed to have been rendered against the Borrower or any such Significant Subsidiary, as the case may be, for purposes of this paragraph;

(l)  an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or any of its Significant Subsidiaries in excess of $10,000,000;

(m)  any Lien or Liens purported to be created under the Security Documents (i) shall cease to be valid and perfected Liens on Collateral with an aggregate fair market value in excess of $7,500,000 or (ii) shall be asserted by any Loan Party or any DFS Pledgor not to be valid and perfected Liens on any Collateral intended to be subject thereto, in each case with the priority required by the applicable Security Documents, except (i) as provided in Section 9.13 or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement;

(n)  any Guarantee under the Collateral Agreement shall for any reason cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall assert that the Collateral Agreement or any Guarantee thereunder has ceased to be or is not enforceable, in each case, other than a Guarantee of a Subsidiary that is not a Significant Subsidiary by reason of a proceeding described in Section 7.01(h) or (i) with respect to such Subsidiary; or

(o)  a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02.  Borrower’s Right to Cure.

(a)  Notwithstanding anything to the contrary contained in Section 7.01, if the Borrower shall fail, at the end of or for any period of four consecutive fiscal quarters or any fiscal year, to comply with the requirements of any of Sections 6.14, 6.15 or 6.16, then the Borrower shall be deemed to be in compliance with such Sections if on or prior to 10th Business Day after the earlier of (i) the date on which financial statements shall be required to be delivered for the last fiscal quarter in such period pursuant to Section 5.01 and (ii) the actual date of delivery of such financial statements, the Borrower issues (the “Cure Right”) Permitted Cure Securities to any Person other than a Subsidiary for aggregate cash Net Proceeds (the “Cure Proceeds”) at least equal to the amount necessary to cure the relevant failure to comply with Section 6.14 and/or 6.15 and/or Section 6.16 on a pro forma basis as provided in paragraph (b) below.

(b)  Immediately upon the receipt by the Borrower of the Net Proceeds of the issuance of such Permitted Cure Securities, (i) the Borrower shall prepay Term Borrowings in an aggregate amount equal to the Cure Proceeds, (ii) Total Indebtedness shall be reduced as if such prepayment of Term Borrowings had occurred on the last day of the relevant period, (iii) Consolidated EBITDA for the second earliest fiscal quarter in the relevant period of four fiscal quarters shall be increased, solely for the purpose of measuring the covenants set forth in Sections 6.15 and 6.16 and not for any other purpose under this Agreement, by an amount equal to the Cure Proceeds, and (iv) Capital Expenditures for the relevant fiscal year shall be decreased, solely for the purpose of measuring the covenant set forth in Section 6.14 and not for any other purpose under this Agreement, by an amount equal to the lesser of (x) the Cure Proceeds and (y) the minimum amount necessary to cure the failure to comply with such Section.

(c)  If, after giving pro forma effect to such reduction in Total Indebtedness, such increase in Consolidated EBITDA and such decrease in Capital Expenditures, the Borrower shall be in compliance with the requirements of Sections 6.14, 6.15 and 6.16, any Default eliminated by such reduction in Total Indebtedness, by such increase in Consolidated EBITDA or by such decrease in Capital Expenditures, as the case may be, shall be deemed to have been cured.

(d)  Notwithstanding anything herein to the contrary, the Cure Right may not be exercised (x) in more than two consecutive fiscal quarters; (y) on more than four occasions during the term of this Agreement or (z) to the extent that the accumulated aggregate Cure Proceeds in respect of all exercises of the Cure Right shall exceed $50,000,000.

ARTICLE VIII

The Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.

The Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the  Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity (other than as Agent).  The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own bad faith, gross negligence or wilful misconduct.  The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs and the provisions of Section 9.03 shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor to the Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, upon five Business Days’ notice to the Borrower, to appoint a successor Agent; provided that, so long as no Event of Default has occurred and is continuing, such successor shall have been approved in writing by the Borrower, which approval shall not be unreasonably withheld or delayed.  If no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Agent and Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the  Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

The parties agree that none of the Sole Lead Arranger, Sole Bookrunner or the Syndication Agent referred to on the cover page shall have any powers, duties or responsibilities under this Agreement or any other Loan Document, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone and, subject to paragraph (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)  the Borrower, to it at SSA Global Technologies, Inc., 500 W. Madison, Suite 1600, Chicago, IL  60661, Attention of Chief Financial Officer (Telecopy No. (312); 258-6504), with copies to Cerberus Capital Management, L.P., 299 Park Avenue, 28th Floor, New York, NY  10171, Attention of Mark A. Neporent and Alexander Wolf (Telecopy No. (212) 891-1540);

(ii)  if to the Agent or the Issuing Bank, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, Houston, Texas 77002-6025, Attention of Gloria Javier (Telecopy No. (713) 750-2358), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York  10017, Attention of David Mallett (Telecopy No. (212) 270 5127); and

(iii)  if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, or (ii) sent by facsimile shall be deemed to have been given when sent; provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b)  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including electronic mail and internet or extranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.  Waivers; Amendments.  (a)  No failure or delay by the Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)  Except as provided in Section 2.19 with respect to an Incremental Facility Amendment, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement held by any Lender or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of such Lender, (iii) postpone the maturity of any Loan, or any scheduled date of payment of the principal amount of any Term Loan under Section 2.09, or the required date of reimbursement of any LC Disbursement held by any Lender, or any date for the payment of any interest or fees payable to any Lender hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration or reduction of any Commitment, without the written consent of such Lender, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby or change Section 2.07(e) in a manner which would alter the pro rata reduction of Commitments thereby, without the written consent of each affected Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release all or substantially all Subsidiary Loan Parties from their obligations under the Collateral Agreement (except as expressly provided in Section 9.13), or limit their liability in respect of such obligations, without the written consent of each Lender, (vii) release all or substantially all of the Collateral from the Liens of the Security Documents without the written consent of each Lender or (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments or prepayments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent or the Issuing Bank without the prior written consent of the Agent or the Issuing Bank, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders (but not the Term Lenders) or the Term Lenders (but not the Revolving Lenders) may be effected by an agreement or agreements in writing entered into by the Borrower and the percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.  Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Agent (and, if its rights or obligations are affected thereby, the Issuing Bank) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.  Notwithstanding the foregoing, any provision of this Agreement or the Collateral Agreement may be amended by an agreement in writing entered into solely by the Borrower, any subsidiary of the Borrower party thereto and the Agent to the extent that the Agent deems such amendment necessary or advisable in connection with (x) the creation or perfection of any pledge of Equity Interests of a First-Tier Foreign Subsidiary or (y) the creation or perfection of any security interests in property or assets of a Loan Party in any foreign jurisdiction; provided, in each case, that no such amendment shall impair the rights or interests of any Lender.

(c)  If, in connection with any proposed amendment or waiver of any provision of this Agreement as contemplated by clauses (i) through (viii), inclusive, of the first proviso to Section 9.02(b), the consent of the Required Lenders is obtained but the consents of one or more other Lenders (“Non-Consenting Lenders”) whose consents are required for such amendment or waiver to become effective are not obtained, then the Borrower shall have the right (which shall be exercisable within 60 days after the due date for consent to such amendment or waiver) to replace all (but not less than all) such Non-Consenting Lenders (or, at the option of the Borrower if any such Lender’s consent is required with respect to less than all Classes of Loans (or related Commitments), to replace only the Commitments and/or Loans of such Non-Consenting Lender that gave rise to the need to obtain such Lender’s individual consent) with one or more assignees pursuant to, and with the effect of an assignment under, Section 9.04 so long as at the time of such replacement, each such assignee consents to the proposed amendment or waiver; provided that no such replacement shall be permitted prior to the first anniversary of the Effective Date, unless the Borrower or such assignee shall have paid the prepayment fee that would have been payable pursuant to Section 2.10(f) if the Loans of such Lenders subject to such replacement had been prepaid at the Borrower’s option pursuant to Section 2.10.  The Borrower shall not have the right to replace any Lender solely as a result of the exercise of its rights or the withholding by it of any consent under the second proviso to Section 9.02(b).

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.  (a)   The Borrower shall pay (i) all reasonable, documented out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of any counsel for the Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable, documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable, documented out-of-pocket expenses incurred by the Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that Section 2.16, and not paragraph (a), shall apply with respect to any Taxes on amounts paid by the Borrower hereunder or under any other Loan Document and to Excluded Taxes and Other Taxes.

(b)  The Borrower shall indemnify the Agent, the Arranger, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the syndication of the credit facilities provided for herein, the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any of the Subsidiaries (provided that the foregoing provision of this sub-clause (iii) shall not apply with respect to any property that was formerly owned or operated by the Borrower or any Subsidiary to the extent that any such losses, claims, damages, liabilities or related expenses, in each case arising from transactions other than the transactions provided for herein, incurred with respect thereto arose from events, circumstances or conditions occurring after such property had been sold, transferred or otherwise disposed of and for which the Borrower or such Subsidiary are not liable or legally responsible under any Environmental Law), or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is instituted by a third party or by the Borrower or any Loan Party); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or wilful misconduct of such Indemnitee; provided, further, that Section 2.16, and not paragraph (b), shall apply with respect to any Taxes on amounts paid by the

Borrower hereunder or under any other Loan Document and to Excluded Taxes and Other Taxes.

(c)  To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agent or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent or the Issuing Bank in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time.

(d)  To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the syndication of the credit facilities provided for herein, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof.

(e)  All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties hereto and its successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Loan Party without such consent shall be null and void), it being understood that mergers, consolidations and other corporate changes permitted by Section 6.03 of the Credit Agreement shall not be deemed to be assignments for purposes of this sentence, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i)  Subject to the conditions set forth in paragraphs (b)(ii) and (e) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the

Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)  the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or, if an Event of Default has occurred and is continuing, any other assignee;

(B)  the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)  the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.

(ii)  Assignments shall be subject to the following additional conditions:

(A)  except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)  the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this

Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent demonstrable error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall record the information contained in such Assignment and Assumption in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)  (i)  Any Lender may, without the consent of or notice to the Borrower (except as provided in paragraph (e)), the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)  Notwithstanding anything to the contrary in this Section 9.04, no Lender shall be permitted to make any assignment of or sell any participation in its interests hereunder to a Direct Competitor without the Borrower’s prior written consent.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of such Loan Document; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default under clause (a), (b), (h) or (i) shall have occurred and be continuing or following an acceleration of the maturity of the Loans, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to and shall not limit other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(a)  The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(b)  The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party hereto or thereto to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  Each of the Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13.  Termination or Release.  (a)   At such time as the Loans, the Borrower’s obligations to reimburse the Issuing Bank pursuant to Section 2.04(e) for outstanding LC Disbursements, all accrued interest and fees under this Agreement, and all other obligations under the Loan Documents (other than (i) obligations under Sections 2.14, 2.16 and 9.03 that are not then due and payable and (ii) other obligations in respect of outstanding Letters of Credit that are not then due and payable) shall have been paid in full in cash, the Commitments have been terminated and all Letters of Credit shall have been discharged, Cash Collateralized or supported by Supporting Letters of Credit to the reasonable satisfaction of the Agent and Issuing Bank (each of which shall have confirmed such satisfaction by written notice to the Borrower), the Collateral shall be released from the Liens created by the Security Documents, and the obligations (other than those expressly stated to survive termination) of the Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(b)  A Subsidiary Loan Party shall automatically be released from its obligations under the Collateral Agreement and the security interests in the Collateral of such Subsidiary Loan Party shall be automatically released upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary of the Borrower.

(c)  Upon any sale or other transfer by any Loan Party of any Collateral that is permitted under this Agreement to any Person that is not a Loan Party or an Affiliate thereof, or upon the effectiveness of any written consent to the release of the security interest granted by the Collateral Agreement in any Collateral pursuant to Section 9.02 of this Agreement, the security interest in such Collateral shall be automatically released.

(d)  In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section, the Collateral Agent shall execute and deliver to any Loan Party at such Loan Party’s expense all documents that such Loan Party shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Collateral Agent or any Lender.

SECTION 9.14.  Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.15.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.16.  Lender Addenda.  Each initial Term Lender shall become a party to this Agreement by delivering to the Agent on or prior to the Effective Date a Lender Addendum duly executed by such Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SSA GLOBAL TECHNOLOGIES, INC.,

by
/s/Kirk J. Isaacson
	Name:	Kirk J. Isaacson
	Title:	Executive Vice President and
General Counsel

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent and Collateral Agent,

by
/s/David M. Mallett
Name: /s/David M. Mallett
Title: Vice President

CITICORP USA, INC., individually and as Syndication Agent,

by
/s/ Rob Ziemer
Name: Rob Ziemer
Title: Vice President

SIGNATURE PAGE TO THE

SSA GLOBAL TECHNOLOGIES, INC.

CREDIT AGREEMENT DATED

AS OF SEPTEMBER 22, 2005

Name of Revolving Lender:	Wells Fargo Foothill, LLC

by	/s/ Sanat Amladi
Name: Sanat Amladi
Title: Vice President

by	/s/ Guy Fuchs
Name: Guy Fuchs
Title: Executive Vice President